                                                                EXHIBIT 2.2




                                CREDIT AGREEMENT


                                      among


                           THE MORNINGSTAR GROUP INC.
                                    Borrower


                           NATIONSBANK OF TEXAS, N.A.,
                                  as a Lender,
                       as Swing Line Lender, and as Agent


                                       and


                            THE LENDERS NAMED HEREIN,
                                     Lenders


                                  $220,000,000


                                December 2, 1996













































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                                TABLE OF CONTENTS
                                -----------------
                                                                       Page
                                                                       ----

     SECTION 1  DEFINITIONS AND TERMS  . . . . . . . . . . . . . . . .    1
          1.1  Definitions . . . . . . . . . . . . . . . . . . . . . .    1
          1.2  Number and Gender of Words  . . . . . . . . . . . . . .   15
          1.3  Accounting Principles . . . . . . . . . . . . . . . . .   15

     SECTION 2  COMMITMENT . . . . . . . . . . . . . . . . . . . . . .   15
          2.1  Facilities  . . . . . . . . . . . . . . . . . . . . . .   15
               2.1.1  Revolving Credit Facility  . . . . . . . . . . .   15
               2.1.2  Term Loan  . . . . . . . . . . . . . . . . . . .   15
          2.2  Loan Procedure  . . . . . . . . . . . . . . . . . . . .   15
          2.3  LC Subfacility  . . . . . . . . . . . . . . . . . . . .   16
          2.4  Swing Line Subfacility  . . . . . . . . . . . . . . . .   19

     SECTION 3  TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . .   20
          3.1  Notes and Payments  . . . . . . . . . . . . . . . . . .   20
          3.2  Interest and Principal Payments . . . . . . . . . . . .   20
          3.3  Interest Options  . . . . . . . . . . . . . . . . . . .   23
          3.4  Quotation of Rates  . . . . . . . . . . . . . . . . . .   23
          3.5  Default Rate  . . . . . . . . . . . . . . . . . . . . .   23
          3.6  Interest Recapture  . . . . . . . . . . . . . . . . . .   23
          3.7  Interest Calculations . . . . . . . . . . . . . . . . .   23
          3.8  Maximum Rate  . . . . . . . . . . . . . . . . . . . . .   24
          3.9  Interest Periods  . . . . . . . . . . . . . . . . . . .   24
          3.10  Conversions  . . . . . . . . . . . . . . . . . . . . .   24
          3.11  Order of Application . . . . . . . . . . . . . . . . .   25
          3.12  Sharing of Payments, Etc.. . . . . . . . . . . . . . .   25
          3.13  Offset . . . . . . . . . . . . . . . . . . . . . . . .   25
          3.14  Booking Loans  . . . . . . . . . . . . . . . . . . . .   25
          3.15  Basis Unavailable or Inadequate for LIBOR  . . . . . .   26
          3.16  Additional Costs . . . . . . . . . . . . . . . . . . .   26
          3.17  Change in Laws . . . . . . . . . . . . . . . . . . . .   27
          3.18  Funding Loss . . . . . . . . . . . . . . . . . . . . .   27
          3.19  Foreign Lenders  . . . . . . . . . . . . . . . . . . .   27
          3.20  Replacement of Lenders . . . . . . . . . . . . . . . .   28

     SECTION 4  FEES . . . . . . . . . . . . . . . . . . . . . . . . .   29
          4.1  Treatment of Fees . . . . . . . . . . . . . . . . . . .   29
          4.2  Underwriting and Administrative Fees  . . . . . . . . .   29
          4.3  LC Fees . . . . . . . . . . . . . . . . . . . . . . . .   29
          4.4  Revolving Credit Commitment Fee . . . . . . . . . . . .   29

     SECTION 5  SECURITY . . . . . . . . . . . . . . . . . . . . . . .   30
          5.1  Guaranty  . . . . . . . . . . . . . . . . . . . . . . .   30
          5.2  Collateral  . . . . . . . . . . . . . . . . . . . . . .   30
          5.3  Additional Security and Guaranties  . . . . . . . . . .   30
          5.4  Financing Statements  . . . . . . . . . . . . . . . . .   30


























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     SECTION 6  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . .   30
          6.1  Initial Revolving Credit Facility Loan  . . . . . . . .   30
          6.2  Term Loan . . . . . . . . . . . . . . . . . . . . . . .   30
          6.3  Each Loan . . . . . . . . . . . . . . . . . . . . . . .   30

     SECTION 7  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .   31
          7.1  Purpose of Credit Facility  . . . . . . . . . . . . . .   31
          7.2  Corporate Existence, Good Standing, Authority and
               Compliance  . . . . . . . . . . . . . . . . . . . . . .   31
          7.3  Subsidiaries  . . . . . . . . . . . . . . . . . . . . .   31
          7.4  Authorization and Contravention . . . . . . . . . . . .   31
          7.5  Binding Effect  . . . . . . . . . . . . . . . . . . . .   32
          7.6  Financial Statements; Fiscal Year . . . . . . . . . . .   32
          7.7  Litigation  . . . . . . . . . . . . . . . . . . . . . .   32
          7.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .   32
          7.9  Environmental Matters . . . . . . . . . . . . . . . . .   32
          7.10  Employee Plans . . . . . . . . . . . . . . . . . . . .   32
          7.11  Properties; Liens  . . . . . . . . . . . . . . . . . .   32
          7.12  Chief Executive Offices; Real Estate Interests . . . .   33
          7.13  Government Regulations . . . . . . . . . . . . . . . .   33
          7.14  Transactions with Affiliates . . . . . . . . . . . . .   33
          7.15  Debt . . . . . . . . . . . . . . . . . . . . . . . . .   33
          7.16  Material Agreements  . . . . . . . . . . . . . . . . .   33
          7.17  Insurance  . . . . . . . . . . . . . . . . . . . . . .   33
          7.18  Labor Matters  . . . . . . . . . . . . . . . . . . . .   33
          7.19  Solvency . . . . . . . . . . . . . . . . . . . . . . .   33
          7.20  Trade Names  . . . . . . . . . . . . . . . . . . . . .   34
          7.21  Intellectual Property  . . . . . . . . . . . . . . . .   34
          7.22  Full Disclosure  . . . . . . . . . . . . . . . . . . .   34

     SECTION 8  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . .   34
          8.1  Items to be Furnished . . . . . . . . . . . . . . . . .   34
          8.2  Use of Proceeds . . . . . . . . . . . . . . . . . . . .   35
          8.3  Books and Records . . . . . . . . . . . . . . . . . . .   35
          8.4  Inspections . . . . . . . . . . . . . . . . . . . . . .   35
          8.5  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .   35
          8.6  Payment of Obligations  . . . . . . . . . . . . . . . .   35
          8.7  Expenses  . . . . . . . . . . . . . . . . . . . . . . .   35
          8.8  Maintenance of Existence, Assets, and Business; Name
               Change  . . . . . . . . . . . . . . . . . . . . . . . .   36
          8.9  Insurance . . . . . . . . . . . . . . . . . . . . . . .   36
          8.10  Preservation and Protection of Rights  . . . . . . . .   36
          8.11  Environmental Laws . . . . . . . . . . . . . . . . . .   36
          8.12  Subsidiaries . . . . . . . . . . . . . . . . . . . . .   36
          8.13  Indemnification  . . . . . . . . . . . . . . . . . . .   37
          8.14  Financial Hedges . . . . . . . . . . . . . . . . . . .   37

     SECTION 9  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . .   37
          9.1  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .   37
          9.2  Payment of Obligations  . . . . . . . . . . . . . . . .   37



























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          9.3  Employee Plans  . . . . . . . . . . . . . . . . . . . .   37
          9.4  Debt  . . . . . . . . . . . . . . . . . . . . . . . . .   37
          9.5  Liens . . . . . . . . . . . . . . . . . . . . . . . . .   38
          9.6  Transactions with Affiliates  . . . . . . . . . . . . .   38
          9.7  Compliance with Laws and Documents  . . . . . . . . . .   38
          9.8  Loans, Advances and Investments . . . . . . . . . . . .   38
          9.9  Management Fees . . . . . . . . . . . . . . . . . . . .   40
          9.10  Sale of Assets . . . . . . . . . . . . . . . . . . . .   40
          9.11  Acquisitions, Mergers and Dissolutions . . . . . . . .   41
          9.12  Assignment . . . . . . . . . . . . . . . . . . . . . .   41
          9.13  Fiscal Year and Accounting Methods . . . . . . . . . .   41
          9.14  New Businesses . . . . . . . . . . . . . . . . . . . .   41
          9.15  Government Regulations . . . . . . . . . . . . . . . .   41

     SECTION 10  FINANCIAL COVENANTS . . . . . . . . . . . . . . . . .   41
          10.1  Maximum Leverage Ratio . . . . . . . . . . . . . . . .   42
          10.2  Minimum Fixed Charge Coverage Ratio  . . . . . . . . .   42
          10.3  Minimum Net Worth  . . . . . . . . . . . . . . . . . .   43
          10.4  Capital Expenditures . . . . . . . . . . . . . . . . .   43

     SECTION 11  DEFAULT . . . . . . . . . . . . . . . . . . . . . . .   44
          11.1  Payment of Obligation  . . . . . . . . . . . . . . . .   44
          11.2  Covenants  . . . . . . . . . . . . . . . . . . . . . .   44
          11.3  Debtor Relief  . . . . . . . . . . . . . . . . . . . .   45
          11.4  Judgments and Attachments  . . . . . . . . . . . . . .   45
          11.5  Government Action  . . . . . . . . . . . . . . . . . .   45
          11.6  Misrepresentation  . . . . . . . . . . . . . . . . . .   45
          11.7  Ownership of Other Companies . . . . . . . . . . . . .   45
          11.8  Default Under Other Agreements . . . . . . . . . . . .   45
          11.9  LCs  . . . . . . . . . . . . . . . . . . . . . . . . .   45
          11.10  Validity and Enforceability of Loan Papers  . . . . .   45
          11.11  Change of Control . . . . . . . . . . . . . . . . . .   46
          11.12  SEC Reporting Requirements  . . . . . . . . . . . . .   46
          11.13  Financial Hedges  . . . . . . . . . . . . . . . . . .   46

     SECTION 12  RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . .   46
          12.1  Remedies Upon Default  . . . . . . . . . . . . . . . .   46
          12.2  Company Waivers.   . . . . . . . . . . . . . . . . . .   46
          12.3  Performance by Agent . . . . . . . . . . . . . . . . .   47
          12.4  Not in Control . . . . . . . . . . . . . . . . . . . .   47
          12.5  Course of Dealing  . . . . . . . . . . . . . . . . . .   47
          12.6  Cumulative Rights  . . . . . . . . . . . . . . . . . .   47
          12.7  Application of Proceeds  . . . . . . . . . . . . . . .   47
          12.8  Diminution in Value of Collateral  . . . . . . . . . .   47
          12.9  Certain Proceedings  . . . . . . . . . . . . . . . . .   47

     SECTION 13  AGREEMENT AMONG LENDERS . . . . . . . . . . . . . . .   48
          13.1  Agent  . . . . . . . . . . . . . . . . . . . . . . . .   48
          13.2  Expenses . . . . . . . . . . . . . . . . . . . . . . .   49
          13.3  Proportionate Absorption of Losses . . . . . . . . . .   49



























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          13.4  Delegation of Duties; Reliance . . . . . . . . . . . .   49
          13.5  Limitation of Agent's Liability  . . . . . . . . . . .   49
          13.6  Default; Collateral  . . . . . . . . . . . . . . . . .   50
          13.7  Limitation of Liability  . . . . . . . . . . . . . . .   50
          13.8  Relationship of Lenders  . . . . . . . . . . . . . . .   50
          13.9  Collateral Matters . . . . . . . . . . . . . . . . . .   51
          13.10  Benefits of Agreement . . . . . . . . . . . . . . . .   51

     SECTION 14  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .   52
          14.1  Headings; Schedules and Exhibits . . . . . . . . . . .   52
          14.2  Nonbusiness Days; Time . . . . . . . . . . . . . . . .   52
          14.3  Communications . . . . . . . . . . . . . . . . . . . .   52
          14.4  Form and Number of Documents . . . . . . . . . . . . .   52
          14.5  Exceptions to Covenants  . . . . . . . . . . . . . . .   52
          14.6  Survival . . . . . . . . . . . . . . . . . . . . . . .   52
          14.7  Governing Law  . . . . . . . . . . . . . . . . . . . .   52
          14.8  Invalid Provisions . . . . . . . . . . . . . . . . . .   52
          14.9  Venue; Service of Process; Jury Trial  . . . . . . . .   53
          14.10  Amendments, Consents, Conflicts and Waivers . . . . .   53
          14.11  Multiple Counterparts . . . . . . . . . . . . . . . .   54
          14.12  Successors and Assigns; Participations  . . . . . . .   55
          14.13  Discharge Only Upon Payment in Full;
                 Reinstatement in Certain Circumstances  . . . . . . .   56
          14.14  Confidentiality . . . . . . . . . . . . . . . . . . .   56
          14.15  Entirety  . . . . . . . . . . . . . . . . . . . . . .   57




















































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                             SCHEDULES AND EXHIBITS
                             ----------------------
     Schedule 1          Parties, Addresses, Commitments and Wiring
                         Information
     Schedule 2          Existing Debt and Existing Liens
     Schedule 2.3        Existing LCs
     Schedule 6.1        Conditions Precedent
     Schedule 6.2        Term Loan Conditions Precedent
     Schedule 7.2        Jurisdictions of Incorporation and Business
     Schedule 7.3        Corporate Structure
     Schedule 7.7        Litigation
     Schedule 7.9        Environmental Matters
     Schedule 7.12 Chief Executive Office, Location of Material Assets and Real Estate Interests
     Schedule 7.14       Transactions with Affiliates
     Schedule 7.16       Material Agreements
     Schedule 7.20       Trade Names


     Exhibit A      Revolving Credit Note
     Exhibit B      Term Note
     Exhibit C      Guaranty
     Exhibit D      Loan Request
     Exhibit E      Conversion Request
     Exhibit F      LC Request
     Exhibit G      Compliance Certificate
     Exhibit H      Assignment
     Exhibit I      Swing Line Note















































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                                CREDIT AGREEMENT

          This Credit Agreement is entered into as of December 2, 1996, among THE MORNINGSTAR GROUP INC., a Delaware corporation ("Borrower"), the Lenders (defined below), and NATIONSBANK OF TEXAS, N.A., a national banking associations, individually as a Lender, as Swing Line Lender, and as Agent for itself and the other Lenders.

          Borrower has requested Lenders to extend credit not to exceed an aggregate principal amount of $220,000,000, to be allocated as follows:

          A. A revolving credit facility of up to $60,000,000, to be funded by Lenders ("Revolving Credit Facility") and

          B.   A term loan in a principal amount not to exceed
               $160,000,000, to be funded by Lenders ("Term Loan").

     Lenders are willing to extend the requested credit on the terms and conditions of this Agreement. Accordingly, the undersigned agree as follows:

     SECTION 1  DEFINITIONS AND TERMS.
     ---------  ---------------------
          1.1  Definitions.  As used in the Loan Papers:
               -----------
          Acquisition means the acquisition of Presto by Borrower under the terms of the Acquisition Agreement.

          Acquisition Agreement means that certain Stock Purchase Agreement among Presto, Presto shareholders, and Borrower, dated October 20, 1996.

          Affiliate means with respect to any Person (the "relevant Person") (a) any other Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a "Controlling Person") or (b) any Person (other than the relevant Person) which is controlled by or is under common control with the relevant Person. As used in this definition, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that in no event shall the Agent or any Lender be deemed an Affiliate of Borrower or any of its Subsidiaries.

          Agent means NationsBank of Texas, N.A., a national banking association, and its successor or successors as agent for Lenders under this Agreement.





























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          Agreement means this Credit Agreement, as amended, supplemented or restated from time to time.

          Applicable Margin means, for any day, the margin of interest over the Base Rate or LIBOR, as the case may be, that is applicable when an applicable interest rate is determined under this Agreement:

               (a) from the date of this Agreement through and including August 31, 1997, the Applicable Margin shall be (i) for LIBOR Loans or Swing Line Loans, 1.375% per annum and (ii) for Base Rate Loans, 0.250% per annum;

               (b) after August 31, 1997, the Applicable Margin is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Funded Debt to EBITDA, and shall be the applicable per annum percentage set out in the appropriate intersection in the following table:




                                             Applicable     Applicable
                                               Margin       Margin for
                  Ratio of Funded Debt to     for Base    LIBOR Loans or
                          EBITDA             Rate Loans  Swing Line loans
                Less than 2.0 to 1.0            0.0%           0.50%

                Greater than or equal to        0.0%           0.75%
                2.0 to 1.0, but less than
                2.5 to 1.0

                Greater than or equal to        0.0%          1.125%
                2.5 to 1.0, but less than
                3.0 to 1.00

                Greater than or equal to       0.125%          1.25%
                3.0 to 1.0, but less than
                3.5 to 1.0
                Greater than or equal to       0.375%          1.50%
                3.5 to 1.0, but less than
                4.0 to 1.0

                Greater than or equal to       0.75%           2.00%
                4.0 to 1.0


     The ratio of Funded Debt to EBITDA is determined from the Current Financials and any related Compliance Certificate. EBITDA is calculated for the most recently-completed four fiscal quarters of Borrower and Funded Debt is calculated as of the last day of such four fiscal quarter period. The Applicable Margin, as adjusted to reflect such calculations, shall become effective on the first day following the end of the four fiscal quarter period for which such calculation is made, notwithstanding that Current Financials are delivered, and the calculations are actually made,



















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


     at a later date. However, if Borrower fails to timely deliver to Agent the Current Financials and any related Compliance Certificate, then the ratio of Funded Debt to EBITDA shall be deemed to be the next greater ratio (as set out above) than the ratio in effect during the immediately preceding fiscal quarter and the Applicable Margin based on such ratio shall become effective as provided in the immediately preceding sentence and shall remain in effect until a new Applicable Margin can be calculated, which new Applicable Margin shall become effective on the date the Current Financials are delivered.

          Applicable Percentage means, for any day, the applicable per annum commitment fee percentage calculated under this Agreement,

               (a) from the date of this Agreement through and including August 31, 1997, the Applicable Percentage shall be 0.42% per annum;

               (b) after August 31, 1997, the Applicable Percentage is subject to adjustment (upwards or downwards, as appropriate) based on the ratio of Funded Debt to EBITDA, and shall be the applicable per annum percentage set out in the appropriate intersection in the following table:




                          Ratio of Funded Debt to          Applicable
                                   EBITDA                  Percentage

                    Less than 2.0 to 1.0                     0.20%

                    Greater than or equal to 2.0 to          0.25%
                    1.0, but less than 2.5 to 1.0

                    Greater than or equal to 2.5 to          0.325%
                    1.0, but less than 3.0 to 1.00

                    Greater than or equal to 3.0 to          0.375%
                    1.0, but less than 3.5 to 1.0
                    Greater than or equal to 3.5 to          0.45%
                    1.0, but less than 4.0 to 1.0

                    Greater than or equal to 4.0 to 1.0      0.50%


     The ratio of Funded Debt to EBITDA is determined from the Current Financials and any related Compliance Certificate. EBITDA is calculated for the most recently-completed four fiscal quarters of Borrower and Funded Debt is calculated as of the last day of such four fiscal quarter period. The Applicable Percentage, as adjusted to reflect such calculations, shall become effective on the first day following the end of the four fiscal quarter period for which such calculation is made, notwithstanding that Current Financials are delivered, and the calculations are actually made, at a later date. However, if Borrower fails to timely deliver to




















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     Agent the Current Financials and any related Compliance Certificate, then the ratio of Funded Debt to EBITDA shall be deemed to be the next greater ratio (as set out above) than the ratio in effect during the immediately preceding fiscal quarter and the Applicable Percentage based on such ratio shall become effective as provided in the immediately preceding sentence and shall remain in effect until a new Applicable Percentage can be calculated, which new Applicable Percentage shall become effective on the date the Current Financials are delivered.

          Base Rate means, for any day, the greater of (a) the annual interest rate most recently announced by Agent as its prime rate (or, if the Person then acting as Agent under this Agreement is not a bank organized under the Laws of the United States or any State, then the rate announced by NationsBank of Texas, N.A. as its prime rate) in effect at its principal office, automatically fluctuating upward and downward with and as specified in each announcement without special notice to Borrower or any other Person (which prime rate may not necessarily represent the lowest or best rate actually charged to a customer), and (b) the sum of the Federal Funds Rate plus 0.5%.

          Base Rate Loan means a Loan bearing interest at the sum of the Base Rate plus the Applicable Margin.

          Borrower is defined in the preamble to this Agreement.

          Business Day means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by Law to be closed in Texas or New York and (b) for purposes of any LIBOR Loan, a day that satisfies the requirements of clause (a) and on which commercial banks are open for domestic or international business in London.

          Capital Expenditure means, without duplication, the following, calculated on a consolidated basis for the Companies in accordance with GAAP: (a) the gross amount of expenditures for fixed or capital assets determined in accordance with GAAP (excluding any such assets acquired in connection with normal replacement and maintenance programs properly expensed in accordance with GAAP) plus (b) to the extent not included in clause (a), the aggregate amount of all monetary obligations under any Capital Lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense).

          Capital Lease means any capital lease or sublease that has been (or under GAAP is required to be) capitalized on a balance sheet.































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


          Cash Flow means EBITDA minus Cash Taxes (or plus refunds of Cash
     Taxes).

          Cash Taxes means, for the period determined, the amount that would be included as a provision for income taxes on a consolidated financial statement of the Companies in accordance with GAAP and adjusted for changes in deferred taxes.

          Change of Control Event means the occurrence of any transaction or event by which (a) any Person, or two or more Persons acting in concert, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Borrower's voting stock, or (b) a majority of the Board of Directors of Borrower shall consist of Persons who are not Continuing Directors.

          Closing Date means the date this Agreement and the Loan Papers are fully executed and delivered.

          Code means the Internal Revenue Code of 1986, as amended, and related rules and regulations.

          Collateral is defined in Section 5.2.

          Commitment means, for each Lender, the amounts for the Revolving Credit Facility and the Term Loan (subject to reduction and cancellation as provided in this Agreement) stated beside a Lender's name on Schedule 1, as most recently amended under this Agreement.

          Commodity Hedge means any purchase and sale contract with known prices which are intended to reduce or eliminate the risk of fluctuations in the price of commodities used by any Company in the ordinary course of its business.

          Company or Companies means, at any time, Borrower and each of its Subsidiaries, now or hereafter existing (and, as of the date the Acquisition is consummated, shall include Presto and its Subsidiaries).

          Compliance Certificate means a certificate substantially in the form of Exhibit G and signed by a Responsible Officer.

          Continuing Director means, at any date, any individual who (a) was a member of the Board of Directors of the Borrower on the Closing Date or (b) was nominated for election or elected to the Board of Directors of the Borrower with the affirmative vote of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.





























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          Conversion Request means a request substantially in the form of
     Exhibit E.

          Current Financials means, at any time, the consolidated Financial Statements of Borrower and its Subsidiaries most recently delivered to Agent under Sections 8.1(a) or 8.1(b), as the case may be.

          Debt of any Person means, at any date, without duplication (and calculated in accordance with GAAP), (a) all obligations required by GAAP to be classified upon such Person's balance sheet as liabilities (other than accrued expenses or payables of such Person arising in the ordinary course of business), (b) all Funded Debt of such Person,
     (c) liabilities secured (or for which the holder of the Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien on property or assets owned or acquired by that Person whether or not such Debt is assumed by such Person, provided that if such Debt has not been assumed by (or is otherwise non-recourse to) such Person, the amount of such Debt shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt, and (ii) the fair market value of the property or asset encumbered, as determined by such Person in good faith, (d) all obligations of such Person in respect of banker's acceptances, letters of credit, surety or other bonds, and similar instruments, (e) all obligations to pay the deferred purchase price of property or services (other than accrued expenses or payables of such Person arising in the ordinary course of business and Funded
     Debt), and (f) all endorsements, guaranties (direct or indirect), or other obligations to purchase or otherwise acquire or assure payment of Debt of others, and other contingent obligations of such Person with respect to Debt of others, provided that the amount of any obligation under this clause (f) shall be deemed to be the amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

          Debtor Relief Laws means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar Laws affecting creditors' Rights in effect from time to time.

          Default is defined in Section 11.

          Default Rate means an annual rate of interest equal from day to day to the lesser of (a) the then-existing Base Rate plus 2% and
     (b) the Maximum Rate.

































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          Distribution means, with respect to any shares of any capital stock or other equity securities or other equivalent equity interests issued by a Person, (a) the declaration or payment of any cash dividend on or with respect to those securities by such Person, (b) any other cash payment by that Person with respect to those securities, and (c) any retirement, redemption, purchase or other acquisition for value (other than shares of any capital stock of such Person) of its capital stock or other equity securities.

          EBITDA means, (a) in respect of any period, the following, calculated on a consolidated basis for the Companies in accordance with GAAP: net income before interest expenses, Taxes, non-cash operating charges (such as depreciation and amortization expense), non-cash charges in respect of pension and retiree benefits, and extraordinary gains and losses, and (b) includes, on a pro forma basis, EBITDA of any Person acquired in accordance with Section 9.11 for the four fiscal quarters immediately preceding the date of such acquisition (but may not exclude expenses incurred during such period which Borrower expects to eliminate in future periods, unless Agent approves such exclusion and expenses in advance in writing).

          Employee Plan means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company.

          Environmental Law means any applicable Law that relates to pollution or protection of the environment.

          ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          Excess Cash Flow means, in respect of any period, the following, calculated on a consolidated basis for the Companies in accordance with GAAP: (a) net income (excluding gains from dispositions of assets), plus non-cash operating charges (such as depreciation and amortization expense), plus other noncash charges, minus other noncash income for such period, minus (b) the sum of payments on Term Loan Principal Debt, plus scheduled principal payments on other Funded Debt of the Companies (excluding payments pursuant to the refinancing of the Existing Bank Debt and payments on the Revolving Credit Principal Debt except to the extent accompanied by a reduction to the Revolving Credit Commitment), plus Capital Expenditures during such period plus cash Distributions by Borrower in compliance with the terms of this Agreement, plus the amount of deposits made in connection with Financial Hedges, plus the amount of the increase (or minus the amount of the decrease), if any, in Working Capital from the
































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     first day to the last day of such period, plus the principal amount of loans and advances made by Borrower in the ordinary course of business to its directors, officers and employees in compliance with the terms of this Agreement, provided that the aggregate amount of such loans and advances included in this clause (b) may not exceed $500,000 in any fiscal year.

          Existing Bank Debt means the indebtedness under that certain Second Amended and Restated Credit Agreement dated as of May 4, 1992, among Borrower, The Long-Term Credit Bank of Japan, Limited, as agent, and the lenders party thereto, as amended.

          Existing Lease means that certain equipment lease agreement between Borrower and NationsBanc Leasing Corporation of North Carolina dated January 4, 1994.

          Facilities means the Revolving Credit Facility and the Term Loan.

          Federal Funds Rate means, for any day, the annual rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined (which determination is conclusive and binding, absent manifest error) by Agent to be equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers on that day as published by the Federal Reserve Bank of New York on the next Business Day; or, if those rates are not published for any day, the average of the quotations at approximately 10:00 a.m. received by Agent from three federal funds brokers of recognized standing selected by Agent in its reasonable discretion.

          Financial Hedge means a swap, collar, floor, cap, or other contract between any Company and any Lender or Affiliate of any Lender (or another Person reasonably acceptable to Agent), which is intended to reduce or eliminate the risk of fluctuations in interest rates and which is legal and enforceable under applicable Law or any foreign exchange contract.

          Financial Statements of a Person means balance sheets, profit and loss statements, and statements of cash flow prepared (a) in accordance with GAAP, and (b) other than as stated in Section 1.3, in comparative form to corresponding periods of the preceding fiscal year, as applicable.

          Fixed Charges means, in respect of any period, the following, calculated on a consolidated basis for the Companies in accordance with GAAP: the sum of (a) scheduled principal and cash interest payments on Funded Debt, and (b) cash Distributions by Borrower.






























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          Funded Debt of any Person means, when determined, the following, calculated on a consolidated basis for such Person and its Subsidiaries, in accordance with GAAP: (a) all obligations for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture or other similar instrument, as an unsatisfied reimbursement obligation on a drawn letter of credit, as a guaranty (if payment on such obligation has been demanded), or otherwise) plus (without duplication) (b) that portion of all Capital Lease obligations required to be capitalized in accordance with GAAP.

          Funding Loss, means, without duplication, for each LIBOR loan (a) the administrative or reemployment costs customarily charged by a Lender when (i) Borrower fails or refuses (for any reason other than such Lender's failure to comply with this Agreement) to take any Loan that it has requested under this Agreement, or (ii) Borrower prepays or pays any Loan or converts any Loan to a Loan of another Type, in each case, before the last day of the applicable Interest Period, plus
     (b) an amount equal to the excess of the amount of interest that would have accrued on the Loan at the elected interest rate during the remainder of the applicable Interest Period (but for such failure, refusal, prepayment, payment or conversion) over the amount of interest that would accrue on the same Type of Loan for an Interest Period of the same duration as the remainder of the applicable Interest Period.

          GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

          Guaranty means a guaranty substantially in the form of Exhibit C.

          Hazardous Substance means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or (b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance under any Environmental Law.

          Intellectual Property means (a) common law, federal statutory, state statutory and foreign trademarks or service marks (including, without limitation, all registrations and pending applications for any such trademark or service mark), trademark or service mark licenses,
     (b) United States and foreign patents (including, without limitation, all pending applications, continuations, continuations-in-part, divisions, reissues, substitutions and extensions of existing patents or applications), and patent licenses, (c) copyrights (including,































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


     without limitation, all registrations and pending applications), and copyright licenses, and (d) trade secrets, but does not include any licenses (including, without limitation, liquor licenses) or any permits (including, without limitation, sales tax permits) issued by a Tribunal and in which (i) the licensee's or permittee's interest is defeasible by such Tribunal and (ii) the licensee or permittee has no right beyond the terms, conditions and periods of the license or permit.

          Interest Period is determined in accordance with Section 3.9.

          Issuing Lender means NationsBank of Texas, N.A., any other Lender selected by Borrower and approved in writing by Agent (which approval may not be unreasonably withheld), or in respect of the LCs set out on
     Schedule 2.3 and issued by it, The Long Term Credit Bank of Japan,
     Limited.

          Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, and legally binding opinions and interpretations of any Tribunal.

          LC means (a) a letter of credit (in such form as shall be customary in respect of obligations of a similar nature) issued by Issuing Lender under this Agreement and under an LC Agreement, and (b) the letters of credit set out on Schedule 2.3.

          LC Agreement means a letter of credit application and agreement (in form and substance satisfactory to Issuing Lender) submitted by Borrower to Issuing Lender for a letter of credit for the account of any Company.

          LC Exposure means, at any time, (without duplication) the sum of
     (a) the aggregate undrawn and uncancelled portions of all outstanding LCs plus (b) the aggregate unpaid reimbursement obligations of Borrower under drawings or drafts under any LC, excluding Loans to fund such reimbursement obligations under Section 2.3.

          LC Request means a request substantially in the form of Exhibit
     F.

          Lender Liens means Liens in favor of Lenders, or Agent on behalf of Lenders, securing any of the Obligation.

          Lenders means the institutions named on Schedule 1 (or on the most recently amended Schedule 1, if any, delivered by Agent under this Agreement), and, subject to this Agreement, their































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     respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement).

          LIBOR means, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page or any successor service for the purpose of displaying London interbank offered rates of major banks) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBO Page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates.

          LIBOR Loan means a Loan bearing interest at the sum of LIBOR plus the Applicable Margin.

          Lien means, with respect to any asset, any interest in such asset securing an obligation owed to, or a claim by, a Person, other than the owner of the asset, whether such interest is based on contract, constitutional common law, or statutory law, and including, but not limited to, any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement or encumbrance of any kind in respect of such asset, and any other arrangement for a creditor's claim to be satisfied from such asset or its proceeds prior to the claims of other creditors or the owners of the asset.

          Litigation means any action by or before any Tribunal.

          Loan means (without duplication) any amount disbursed by any Lender to Borrower or on behalf of any Company under any Loan Paper, either as an original disbursement of funds, the continuation of an amount outstanding, or payment of an LC reimbursement obligation.

          Loan Date means for any Loan the date for which funds are requested by Borrower.

          Loan Papers means (a) this Agreement and exhibits and schedules to this Agreement, (b) the Notes, the Guaranty, the






























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     Security Documents, and all agreements, documents and instruments in favor of Agent or Lenders (or Agent on behalf of, or for the benefit of, Lenders) ever executed or delivered in connection with or under this Agreement or any part of the Obligation, (c) all LCs and LC Agreements, (d) any Financial Hedge between any Company and any Lender or an Affiliate of a Lender, (e) all renewals, extensions and restatements of, and amendments and supplements to, any of the foregoing, and (f) all certificates and other documents delivered, issued or executed in connection with or pursuant to any of the foregoing.

          Loan Request means a request substantially in the form of Exhibit D.

          Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) impairment of the ability of any Company to perform any of its payment or other material obligations under any Loan Paper, (b) material impairment of the ability of Agent or any Lender to enforce (i) any of the material obligations of any Company under this Agreement or (ii) any of their respective Rights under the Loan Papers, (c) material and adverse effect on the financial condition of the Companies as a whole as represented to Lenders in the Financial Statements of Borrower dated as of December 31, 1995, and June 30, 1996, (d) material and adverse effect on Collateral having a net book value at least equal to 15% of the net book value of all tangible assets of the Companies as set out in the most recent Financial Statements delivered in accordance with
     Section 8.1(a), or (e) Default.

          Material Agreement means any agreement required to be filed or otherwise disclosed under Exhibits 4 or 10 of Item 601 of Regulation S-K.

          Maximum Amount and Maximum Rate respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, such Lender is permitted to contract for, charge, take, reserve or receive on the Obligation held by such Lender.

          Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Company (or any Person that, for purposes of Title IV of ERISA, is a member of Borrower's controlled group or is under common control with Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.






























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          Net Equity Proceeds means the net cash proceeds (after all costs of issuance, registration, and selling) received by any Company from the issuance and sale of equity securities.

          Net Worth means stockholders' equity as shown on a balance sheet and determined in accordance with GAAP.

          Notes means all outstanding and unpaid Revolving Credit Notes, Term Notes, and the Swing Line Note.

          Obligation means all present and future Debt and obligations, and all renewals, increases and extensions thereof, or any part thereof, now or hereafter owed (a) to Agent or any Lender (including Swing Line Lender) by any Company under any Loan Paper, together with all interest accruing thereon, fees, costs and expenses (including, without limitation, all attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Papers or in connection with the protection of Rights under the Loan Papers, or (b) under the Existing Lease.

          Participant is defined in Section 14.12(b).

          PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

          Permitted Debt means:

               (a)  the Obligation;

               (b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;

               (c)  Capital Leases;

               (d) Current liabilities incurred in the ordinary course of business;

               (e) purchase money Debt, including all extensions, renewals, refinancings and modifications thereof, provided that the principal amount does not increase;

               (f) trade payables that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms;

               (g)  Subordinated Debt of Borrower;

               (h) Debt of any Company existing on the Closing Date and listed on Schedule 2, and all extensions, renewals,




























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          refinancings and modifications thereof, provided that the
          principal amount does not increase;

               (i) Debt arising from or under Financial Hedges or Commodity Hedges;

               (j)  Debt of any Company owing to any other Company;

               (k) contingent obligations under any guaranty by any Company of any other Company's obligations as lessee under any lease which is otherwise permitted under this Agreement;

               (l) Debt arising from leases of vehicles and other equipment by any Company in the ordinary course of business and consistent with past practices of such Company;

               (m) Debt constituting deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds and performance bonds and other obligations of a like nature that are incurred in the ordinary course of business, not to exceed $5,000,000 in the aggregate at any time outstanding;

               (n) indemnities arising under agreements entered into by any Company in the ordinary course of business;

               (o) Letters of credit issued as part of the Existing Bank Debt which (i) remain outstanding after the Existing Bank Debt is fully paid and terminated and (ii) are not listed on Schedule 2.3;

               (p) Debt arising on account of deferred Taxes, deferred workers compensation liabilities or deferred employee medical liabilities; and

               (q) additional Debt not to exceed $2,000,000 in aggregate principal amount at any time outstanding.

          Permitted Encumbrances means, with respect to any real property, the exceptions to title set out in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to Agent in its reasonable discretion.

          Permitted Liens means:

               (a)  Liens now or hereafter securing the Obligation;































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               (b)  any Lien securing Debt incurred for the purchase or
          capital lease of one or more assets if such Lien encumbers only the assets so purchased or leased;

               (c) pledges or deposits made to secure payment of workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs;

               (d) the following, if (i) no amounts are due and payable and no Lien has been filed (or agreed to), (ii) (1) the validity or amount secured thereby is being contested in good faith by lawful proceedings diligently conducted, (2) reserve or other provision required by GAAP has been made, and (3) levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance, or (iii) such Liens do not in the aggregate materially detract from the value of any Company's property or assets or materially impair the use thereof in the operation of the business of such Company:

                    (A)  Liens for Taxes;

                    (B) Liens upon property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits; and

                    (C) Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens);

               (e) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

               (f) Liens in existence on the date hereof which are listed on Schedule 2, and renewals, replacements and extension of such Liens, provided that the aggregate principal amount of the Debt secured by such Liens does not increase and such Liens do not encumber any additional assets of any Company;

               (g) Permitted Encumbrances and other easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, in each case































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          whether now or hereafter in existence, which do not secure Debt and do not materially interfere with the conduct of the business of any Company or materially impair such Company's title to, or right to transfer, the property so encumbered;

               (h) Licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of any Company;

               (i) precautionary UCC financing statement filings regarding operating leases entered into by any Company in the ordinary course of business;

               (j) Liens arising out of the existence of judgments or awards not constituting a Default under Section 11.4, provided that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof, except as permitted by clause (l) below);

               (k) contractual landlord's liens under leases to which any Company is a lessee;

               (l) (i) Liens (other than any Lien imposed by ERISA) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (ii) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payments of customs duties in connection with the importation of goods, (iii) deposits made to secure statutory obligations in the form of excise taxes, and (iv) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, provided that the amount of such obligations under clause (i), duties under clause (ii), and deposits under clauses (iii) and
          (iv) shall not exceed $3,000,000 in the aggregate at any time outstanding;

               (m) Liens in favor of a banking institution arising as a matter of law encumbering the deposits (including the right of setoff) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

               (n) Liens arising in connection with a Financial Hedge or Commodity Hedge;






























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               (o)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company; and

               (p)  Liens not otherwise permitted by the foregoing clauses
          (a) through (o) to the extent attaching to properties and assets to secure Permitted Debt.

          Person means any individual, partnership, entity or Tribunal.

          Potential Default means the occurrence of any event or the existence of any circumstance that would, upon notice or lapse of time or both, become a Default.

          Presto means Presto Food Products, Inc., a California corporation.

          Principal Debt means, at any time, the unpaid principal balance of all Loans.

          Pro Rata and Pro Rata Part means, when determined for any Lender,
     (a) if there is no Principal Debt or LC Exposure, the proportion (stated as a percentage) that such Lender's Commitment bears to the Total Commitment, or (b) if there is any Principal Debt or LC Exposure, the proportion (stated as a percentage) that the sum of (i) the Principal Debt owed to such Lender and (ii) (without duplication) the LC Exposure of such Lender, bears to the (x) aggregate Principal Debt owed to and (y) (without duplication) the LC Exposure of, all Lenders.

          Purchaser is defined in Section 14.12(c).

          Representatives means representatives, officers, directors, employees, attorneys and agents.

          Required Lenders means any combination of Lenders holding at least (a) 50% of the Total Commitment, if no Principal Debt or LC Exposure is outstanding, or (b) 50% of the Total Commitment Usage if any Principal Debt or LC Exposure is outstanding, provided that in each case, the combination of Lenders comprising Required Lenders from time to time may not include any Lender which has failed to remit its Pro Rata Part of a requested Loan.

          Responsible Officer means the chairman, president, chief executive officer, chief financial officer, senior vice president or vice president-finance of Borrower.






























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          Revolving Credit Facility is defined in the preamble to this
     Agreement.

          Revolving Credit Commitment means, at any time, the sum of all Commitments for all Lenders under the Revolving Credit Facility as set out on Schedule I (as reduced or canceled under this Agreement) then in effect.

          Revolving Credit Commitment Usage means, at any time, the sum of
     (a) the Revolving Credit Principal Debt, plus (b) the LC Exposure, plus (c) the Swing Line Principal Debt.

          Revolving Credit Note means a promissory note substantially in the form of Exhibit A.

          Revolving Credit Principal Debt means, at any time, the unpaid principal balance of all Loans under the Revolving Credit Facility.

          Revolving Credit Termination Date means the earlier of
     (a) December 1, 2002, and (b) the effective date that Lenders' commitments to lend under the Revolving Credit Facility are otherwise canceled or terminated in accordance with this Agreement.

          Rights means rights, remedies, powers, privileges and benefits.

          Security Documents means, collectively, any security agreement, pledge agreement, mortgage, deed of trust or other agreement or document, together with all related financing statements and stock powers, in form and substance satisfactory to Agent and its legal counsel, executed and delivered by any Person in connection with this Agreement to create a Lender Lien on any of its real or personal property, as amended, supplemented or restated.

          Solvent means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

          Subordinated Debt means any unsecured Funded Debt for which a Company is directly and primarily obligated that (a) does not have any stated maturity before the latest maturity of any part of the Obligation if such indebtedness was created after the Closing Date,
     (b) has terms that are no more restrictive upon the Company than the terms of the Loan Papers, and (c) is subordinated, upon terms satisfactory to Agent, to the payment and collection of the Obligation, and any extensions, renewals and refinancings of such Funded Debt which satisfy the criteria set out in the foregoing clauses (a), (b) and (c).

          Subsidiary of any Person means any entity of which more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by that Person.

          Swing Line Subfacility means the subfacility under the Revolving Credit Facility described in Section 2.4.

          Swing Line Lender means NationsBank of Texas, N.A., and its successors in such capacity.

          Swing Line Loan means a Loan bearing interest at the Swing Line Rate plus the Applicable Margin, and which is made under the Swing Line Subfacility.

          Swing Line Maturity Date means the earlier of December 1, 2002, and the Revolving Credit Termination Date.

          Swing Line Note means a promissory note substantially in the form of Exhibit I.

          Swing Line Principal Debt means, at any time, the unpaid principal balance of all Loans under the Swing Line Subfacility.

          Swing Line Rate means, for any day, the annual interest rate equal to the sum of the Federal Funds Rate on such day, plus 0.25%.

          Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises or assets.

          Term Loan is defined in the preamble to this Agreement.

          Term Loan Commitment means, at any time, the sum of all Commitments for all Lenders under the Term Loan as set out on Schedule I (as reduced or canceled under this Agreement) then in effect.

          Term Loan Maturity Date means the earlier of (a) December 1, 2002, or (b) the acceleration of maturity of Term Loan in accordance with Section 12 of this Agreement.

          Term Loan Principal Debt means, at any time, the unpaid principal balance of the Term Loan.































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


          Term Note means a promissory note substantially in the form of Exhibit B.

          Termination Date means, as applicable, the Revolving Credit Termination Date or the Term Loan Maturity Date.

          Total Commitment means, at any time, the sum of the Revolving Credit Commitment and the Term Loan Commitment.

          Total Commitment Usage means, at any time, the sum of (a) the Revolving Credit Commitment Usage and (b) the Term Loan Principal Debt.

          Tribunal means any (a) local, state, or federal judicial, executive, or legislative instrumentality, or (b) private arbitration board or panel.

          Type means any type of Loan determined with respect to the applicable interest option.

          UCP means The Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 (as amended or modified).

          Working Capital means the difference of current assets minus current liabilities (excluding the current portion of long term Debt) as determined in accordance with GAAP.

          1.2  Number and Gender of Words.  The singular includes the
               --------------------------
     plural where appropriate and vice versa, and words of any gender include each other gender where appropriate.

          1.3  Accounting Principles.  Under the Loan Papers, unless
               ---------------------
     otherwise stated, (a) GAAP determines all accounting and financial terms, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) while Borrower has any consolidated Subsidiaries, all accounting and financial terms and compliance with financial covenants must be on a consolidated basis, as applicable.

     SECTION 2  COMMITMENT.
     ---------  ----------
          2.1  Facilities.  Subject to and upon the terms and the
               ----------
     provisions in this Agreement, each Lender severally and not jointly agrees to lend to Borrower under Revolving Credit Facility and under Term Loan on the following conditions:

               2.1.1  Revolving Credit Facility.  Each Lender agrees to
                      -------------------------
          lend, at any time and from time to time, Borrower such Lender's Pro Rata Part of one or more Loans under the Revolving Credit Facility which Borrower may borrow, repay and reborrow under this Agreement;

                    (a) Each Loan under the Revolving Credit Facility must occur on a Business Day and no later than the Business Day immediately preceding the Revolving Credit Termination Date;

                    (b) Each Loan must be in an amount not less than (i) $1,000,000 or a greater integral multiple of $100,000 (if a Base Rate Loan, other than any Swing Line Loan), (ii) $1,000,000 or a greater integral multiple of $100,000 (if a LIBOR Loan), (iii) $250,000 or a greater integral multiple of $100,000 (if a Swing Line Loan);

                    (c) When determined, (i) the Revolving Credit Commitment Usage may not exceed the Revolving Credit Commitment, and (ii) no Lender's Pro Rata Part of the Revolving Credit Commitment Usage may exceed such Lender's Commitment under the Revolving Credit Facility.

               2.1.2  Term Loan.  Each Lender agrees to lend to Borrower
                      ---------
          its Pro Rata Part of the Term Loan, which Borrower may borrow no later than the second Business Day after the Closing Date and may pay or prepay under the terms of this Agreement, but which may not be reborrowed, and the Term Loan Principal Debt may not exceed the Term Loan Commitment.

          2.2  Loan Procedure.  The following procedures apply to Loans
               --------------
     other than Swing Line Loans (see Section 2.4) and drawings under an LC (see Section 2.3):

               (a) Borrower may request a Loan (i) by delivering to Agent a Loan Request or (ii) by telephonic notice to Agent promptly confirmed by delivery to Agent of a Loan request. The Loan Request or telephonic notice must be received by Agent no later than 12:00 noon on (i) the third Business Day preceding the Loan Date for any LIBOR Loan or (ii) on the day of the Loan Date for any Base Rate Loan. Agent shall promptly notify each Lender of its receipt of any Loan Request and its contents. A Loan Request is irrevocable and binding on Borrower.

               (b) By 11:00 a.m. on the applicable Loan Date, each Lender shall remit its Pro Rata Part of each requested Loan by wire transfer to Agent pursuant to Agent's wire transfer instructions on Schedule 1 (or as otherwise directed by Agent) in funds that are available for immediate use by Agent. Subject to receipt of such funds, Agent shall make such funds available to Borrower as directed in the Loan Request (unless it has actual knowledge that any applicable condition precedent either has not been satisfied by Borrower or has not been waived by Required Lenders).

               (c) Absent contrary written notice from a Lender, Agent may assume that each Lender has made its Pro Rata Part of the requested Loan available to Agent on the applicable Loan Date, and Agent may, in reliance upon such assumption (but is not required to), make available to Borrower a corresponding amount. If a Lender fails to make its Pro Rata Part of any requested Loan available to Agent on the applicable Loan Date, Agent may recover the applicable amount on demand (i) from that Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to Borrower by Agent and ending on (but excluding) the date Agent recovers the amount from that Lender, or (ii) if that Lender fails to pay its amount upon demand, then from Borrower (after written notice from Agent), together with interest at an annual interest rate equal to the rate applicable to the requested Loan for the period commencing on the date funds are advanced and ending on (but excluding) the date Agent recovers the amount from Borrower. No Lender is responsible for the failure of any other Lender to make its Pro Rata Part of any Loan. Nothing in this Section 2.2 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any Rights which Borrower may have against any Lender as a result of such Lender's failure to make Loans hereunder.

          2.3  LC Subfacility.
               --------------
               (a) Subject to the terms and conditions of this Agreement and applicable Law, Issuing Lender agrees, at any time and from time to time (but not later than 30 days prior to the Revolving Credit Termination Date), to issue LCs under the Revolving Credit Facility upon Borrower's delivery of an LC Request and a duly executed LC Agreement, each of which must be received by Issuing Lender no later than 12:00 noon on the second Business Day before the requested LC is to be issued; provided that the LC Exposure may not exceed $15,000,000, and the Revolving Credit Commitment Usage may not exceed the Revolving Credit Commitment (as such amount is reduced and canceled in accordance with this Agreement). Each LC must expire no later than 13 months after such LC's issuance, provided that (i) any LC may, at Borrower's request, provide that it is self-extending upon its expiration date for successive periods of 6 to 12 months each unless Issuing Lender has given the beneficiary under such LC at least 30 days (but no more than 120 days) prior written notice to the contrary, and
          (ii) each LC must expire no later than the Revolving Credit Termination Date.

               (b) Immediately upon Issuing Lender's issuance of any LC, Issuing Lender shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Lender, without recourse or warranty, an undivided interest and participation (to the extent of such Lender's Pro Rata Part of the Revolving Credit Commitment) in the LC and all applicable Rights of Issuing Lender in the LC (other than Rights to receive certain fees provided for in Section 4.3). Issuing Lender agrees to provide a copy of each LC to each other Lender promptly after issuance. However, Issuing Lender's failure to promptly send to Lenders a copy of an issued LC shall not affect the rights and obligations of Issuing Lender and Lenders under this Agreement.

               (c) To induce Issuing Lender to issue and maintain LCs, and to induce Lenders to participate in issued LCs, Borrower agrees to pay or reimburse Issuing Lender the amount paid or to be paid by Issuing Lender (i) within three Business Days after Borrower receives written notice from Issuing Lender that any draft or draw request has been properly presented under any LC, or, if the draft or draw request is for payment at a future date, within one Business Day before the payment date specified in the draw request, and (ii) promptly, upon demand, the fees Issuing Lender charges for the application and issuance of an LC as set out in
          Section 4, and the amount of any additional, customary charges for honoring drafts and draw requests, and taking similar action in connection with letters of credit. If Borrower does not timely pay or reimburse Issuing Lender for any drafts or draw requests paid or to be paid, Agent is irrevocably authorized to fund Borrower's reimbursement obligations as a Base Rate Loan under the Revolving Credit Facility and the proceeds of the Base Rate Loan shall be advanced directly to Issuing Lender to pay Borrower's unpaid reimbursement obligations. If funds cannot be advanced under the Revolving Credit Facility or if Agent elects not to exercise the authority granted it for the immediately preceding sentence to fund the reimbursement obligations as a Base Rate Loan, then Borrower's reimbursement obligation shall constitute a demand obligation. Borrower's reimbursement obligations shall accrue interest (x) at the Base Rate plus the Applicable Margin from the date Issuing Lender pays the applicable draft or draw request through the date Issuing Lender is paid or reimbursed by Borrower and, (y) if such reimbursement obligations are not funded as a Base Rate Loan under the Revolving Credit Facility, at the Default Rate from the date Borrower becomes obligated to pay such reimbursement obligation through the date Issuing Lender is paid or reimbursed by Borrower. Borrower's obligations under this Section 2.3(c) are absolute and unconditional irrespective of any setoff, counterclaim or defense to payment that Borrower may have at any time against Issuing Lender or any other Person.

               (d) Issuing Lender shall promptly notify Borrower of the date and amount of any draft or draw request presented for honor under any LC (but failure to give notice will not affect Borrower's obligations under this Agreement). Issuing Lender shall pay the requested amount upon presentment of a draft or draw request unless presentment on its face does not comply with the terms of the applicable LC. When making payment, Issuing Lender may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Issuing Lender is not liable for any of those obligations). Borrower's reimbursement obligations to Issuing Lender and Lenders, and each Lender's obligations to Issuing Lender, under this Section 2.3 are absolute and unconditional irrespective of, and Issuing Lender is not responsible for, (1) the validity, enforceability, sufficiency, accuracy or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent or forged), (2) any dispute by any Company with or any Company's claims, setoffs, defenses, counterclaims or other Rights against Issuing Lender, any Lender or any other Person, or (3) the occurrence of any Potential Default or Default, provided that Borrower or any Lender may assert a separate claim against Issuing Lender for its gross negligence, willful misconduct or breach of this Agreement.

               (e) If Borrower fails to timely reimburse Issuing Lender as provided in Section 2.3(c) and funds are not advanced as a Base Rate Loan under the Revolving Credit Facility to satisfy the reimbursement obligations, Issuing Lender shall promptly notify each Lender of Borrower's failure, of the date and amount paid, and of each Lender's Pro Rata Part of the unreimbursed amount. Each Lender shall promptly and unconditionally make available to Issuing

          Lender in immediately available funds its Pro Rata Part of the unpaid reimbursement obligation. Such funds are due and payable to Issuing Lender before the close of business on (i) the Business Day Issuing Lender gives notice to each Lender of Borrower's reimbursement failure if the notice is received by a Lender before 2:00 p.m. in the time zone where such Lender's office listed on Schedule 1 is located, or (ii) on the next succeeding Business Day after the Business Day Issuing Lender gives notice to each Lender of Borrower's reimbursement failure, if notice is received after 2:00 p.m. in the time zone where such Lender's office listed on Schedule 1 is located. All amounts payable by any Lender accrue interest at the Federal Funds Rate from the day such amounts become due from Lender to Issuing Lender to (but not including) the date the amount is paid by Lender to Issuing Lender. Issuing Lender shall promptly deliver reimbursement payments received from Borrower to Agent which shall promptly distribute that amount to all Lenders according to their Pro Rata Part of the Revolving Credit Commitment.

               (f) Borrower acknowledges that each LC is deemed issued upon delivery to the beneficiary or Borrower. If Borrower requests any LC be delivered to Borrower rather than the beneficiary, and Borrower subsequently cancels that LC, Borrower agrees to return it to Issuing Lender together with Borrower's written certification that it has never been delivered to the beneficiary. If any LC is delivered to the beneficiary under Borrower's instructions, Borrower's cancellation is ineffective without Issuing Lender's receipt of the LC and the beneficiary's written consent to the cancellation. Borrower shall indemnify Issuing Lender for all losses, costs, damages, expenses and reasonable attorneys' fees suffered or incurred by Issuing Lender resulting from any dispute concerning Borrower's cancellation of any LC.

               (g) Issuing Lender agrees with each Lender that it will examine all documents with reasonable care to ascertain that they appear on their face to be in accordance with the terms and conditions of the LC. Each Lender and Borrower agree that, in paying any draft or draw under any LC, Issuing Lender has no responsibility to obtain any document (other than any documents expressly required by the respective LC) or to ascertain or inquire as to any document's validity, enforceability, sufficiency, accuracy or genuineness or the authority of any Person delivering it. Neither Issuing Lender nor its Representatives will be liable to any Lender or any Company for any LC's use or for any beneficiary's acts or omissions. Any action, inaction, error, delay or omission taken or suffered by Issuing Lender or any of its Representatives in connection with any LC, applicable draws, drafts or documents, or the transmission, dispatch or delivery of any related message or advice, if in conformity with applicable Laws and in accordance with the standards of care specified in the UCP, is binding upon the Companies and Lenders. Issuing Lender is not liable to any Company or any Lender for any action taken or omitted by Issuing Lender or its Representative in connection with any LC in the absence of gross negligence, willful misconduct or breach of this Agreement.

               (h) On the Revolving Credit Termination Date, upon a termination under Section 3.2(e)(i), while a Default exists under
          Section 11.3, or upon any demand by Agent when any other Default (or Potential Default in respect of Sections 10.1, 10.2, or 10.3 or the payment of any part of the Obligation) exists, Borrower shall provide to Agent, for the benefit of Lenders, cash collateral in an amount equal to the then-existing LC Exposure. Any cash collateral provided by Borrower to Issuing Lender in accordance with this Section 2.3(h) shall be deposited by Issuing Lender in an interest bearing cash collateral account maintained with Issuing Lender at the office of Issuing Lender and such deposits will be invested in obligations issued or guaranteed by the United States and, upon the surrender of any LC, Issuing Lender shall deliver the funds deposited in such collateral account to Borrower together with any investment earnings on such funds.

               (i) Borrower Shall Protect, Indemnify, Pay, And Save Issuing Lender, Each Lender And Their Respective Representatives Harmless From And Against Any And All Claims, Demands, Liabilities, Damages, Losses, Costs, Charges And Expenses (Including Reasonable Attorneys' Fees) Which Any Of Them May Incur Or Be Subject To As A Consequence Of The Issuance Of Any LC, Any Dispute About It, Any Cancellation Of Any LC By Borrower (other than interest and fees which may otherwise accrue thereon), Or The Failure Of Issuing Lender To Honor A Draft Or Draw Request Under Any LC As A Result Of Any Act Or Omission (Whether Right Or Wrong) Of Any Present Or Future Tribunal. However, No Person Is Entitled To Indemnity Under This Section 2.3(i) FOR ITS OWN GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF THIS AGREEMENT.

               (j) Although referenced in any LC, terms of any particular agreement or other obligation to the beneficiary are not incorporated into this Agreement in any manner. The fees and other amounts payable with respect to each LC are as provided in this Agreement, drafts and draws under each

          LC are part of the Obligation, and the terms of this Agreement control any conflict between the terms of this Agreement and any LC Agreement.

          2.4  Swing Line Subfacility.
               ----------------------
               (a)  For the convenience of the parties and subject to
          Section 2.1.1(b)(iii), Swing Line Lender, solely for its own account but as part of the Revolving Credit Facility, may, at any time and from time to time, make any requested Loan directly to Borrower as a Swing Line Loan without requiring each other Lender to fund its Pro Rata Part thereof unless and until Section 2.4(b) is applicable. Swing Line Loans are subject to the following conditions:

                    (i) Each Swing Line Loan must occur on a Business Day before the Swing Line Maturity Date;

                    (ii) When determined, (x) the Swing Line Principal Debt may not exceed $10,000,000, and (y) the Revolving Credit Commitment Usage may not exceed the Revolving Credit Commitment;

                    (iii) Each Swing Line Loan is (x) available on same day telephonic notice from Borrower to Swing Line Lender if notice is received before 12:00 noon, (y) may be borrowed for periods, at Borrower's election, of 1, 2, 3, 4, 5, 6, or 7 days, and (z) is due and payable at 12:00 noon on its due date; and

                    (iv) Each Swing Line Loan may be prepaid on same-day telephonic notice from Borrower to Swing Line Lender, if notice is received before 12:00 noon.

               (b) If Borrower fails to repay any Swing Line Loan when due (or upon the earliest to occur of a Default, the Revolving Credit Termination Date, or the date when the Revolving Credit Commitments are canceled), Swing Line Lender shall notify Agent and each Lender of Borrower's failure and the unpaid amount. No later than the close of business on the date Swing Line Lender gives notice (if notice is given before 12:00 noon on any Business Day, or, if made at any other time, on the next Business Day following the date of notice), each Lender shall irrevocably and unconditionally purchase and receive from Swing Line Lender its Pro Rata Part of such Swing Line Loan and shall make available to Swing Line Lender in immediately available funds its Pro Rata Part of such unpaid amount, together with interest from the date when its payment was due to, but not including, the date of payment, at the Default Rate. If a

          Lender does not promptly pay its amount upon Swing Line Lender's demand, and until Lender makes the required payment, Swing Line Lender is deemed to continue to have outstanding a Swing Line Loan in the amount of the Lender's unpaid obligation. Borrower shall make each payment of all or any part of any Swing Line Loan to Swing Line Lender for the ratable benefit of Swing Line Lender and those Lenders who have funded their participations in Swing Line Loan under this Section 2.4(b) (but all interest accruing on Swing Line Loan before the funding date of any participation is payable solely to Swing Line Lender for its own account).

     SECTION 3  TERMS OF PAYMENT.
     ---------  ----------------
          3.1  Notes and Payments.
               ------------------
               (a) (i) The Revolving Credit Principal Debt (other than under the Swing Line Principal Debt) shall be evidenced by the Revolving Credit Notes, one payable to each Lender in the maximum principal amount of its Commitment for the Revolving Credit Facility.

                    (ii) The Term Loan Principal Debt shall be evidenced by the Term Notes, one payable to each Lender in the stated principal amount of its Commitment for the Term Loan.

                    (iii) The Swing Line Principal Debt shall be evidenced by a Swing Line Note payable to Swing Line Lender in the principal amount of $10,000,000.

               (b) Borrower must make each payment and prepayment on the Obligation (other than under the Swing Line Subfacility), without offset, counterclaim, or deduction, to Agent's principal office in Dallas, Texas, in funds that will be available for immediate use by 1:00 p.m. on the day due. Payments received after such time shall be deemed received on the next Business Day. Agent shall pay to each Lender any payment to which that Lender is entitled on the same day Agent receives the funds from Borrower if Agent receives the payment or prepayment before 1:00 p.m., and otherwise before 12:00 noon on the following Business Day. If and to the extent that Agent does not make payments to Lenders when due, unpaid amounts shall accrue interest payable by Agent to such Lender at the Federal Funds Rate from the due date until (but not including) the payment date.

               (c) Borrower must make each payment and prepayment of the Swing Line Subfacility without offset, counterclaim, or deduction, to Swing Line Lender's principal office in Dallas, Texas, in funds that will be available for immediate use by 12:00 noon on the day due. Payments received after such time shall be deemed received on the next Business Day. If, under
          Section 2.4(b), Lenders have purchased their respective Pro Rata Parts of the Swing Line Loans being paid, Swing Line Lender shall pay to each Lender any payment to which that Lender is entitled on the same day Swing Line Lender receives the funds from Borrower if Swing Line Lender receives the payment or prepayment before 12:00 noon, and otherwise before 12:00 noon on the following Business Day. If and to the extent that Swing Line Lender does not make payments to Lenders when due, unpaid amounts shall accrue interest payable by Swing Line Lender to such Lender at the Federal Funds Rate from the due date until (but not including) the payment date.

          3.2  Interest and Principal Payments.
               -------------------------------
               (a)  Interest Payments.  Accrued interest on each LIBOR Loan
                    -----------------
          is due and payable on the last day of its respective Interest Period. If any Interest Period with respect to a LIBOR Loan is a period greater than three months, then accrued interest is also due and payable on the date three months after the commencement of the Interest Period. Accrued interest on each Base Rate Loan is due and payable on each March 31, June 30, September 30, and December 31 (commencing December 31, 1996) and on the Termination Date. Accrued interest on each Swing Line Loan is due and payable on the earlier of the date such Loan is due under
          Section 2.4(a)(iii) or prepaid under Section 2.4(a)(iv).

               (b)  Principal Payments.
                    ------------------
                    (i) The Revolving Credit Principal Debt is due and payable on the Revolving Credit Termination Date.

                    (ii) Principal payments on the Term Loan Principal Debt are due and payable in quarterly installments commencing March 31, 1997, and continuing on each June 30, September 30, December 31 and March 31 thereafter, in the amounts set out in the following table:






































                        March 31, 1997, June 30, 1997,            $2,000,000
                        September 30, 1997, and December 31,
                        1997
                        March 31, 1998, June 30, 1998,            $3,750,000
                        September 30, 1998, and December 31,
                        1998

                        March 31, 1999, June 30, 1999,            $5,000,000
                        September 30, 1999, and December 31,
                        1999

                        March 31, 2000, June 30, 2000,            $7,500,000
                        September 30, 2000, and December 31,
                        2000

                        March 31, 2001, June 30, 2001,            $8,750,000
                        September 30, 2001, and December 31,
                        2001
                        March 31, 2002, June 30, 2002,           $13,000,000
                        September 30, 2002, and December 31,
                        2002


               (c)  Mandatory Repayment - Revolving Credit Facility.  If
                    -----------------------------------------------
          the Revolving Credit Commitment Usage ever exceeds the Revolving Credit Commitment, then, on the next Business Day, Borrower shall repay the Principal Debt under the Revolving Credit Facility in at least the amount of that excess, together with (i) all accrued and unpaid interest on the principal amount so prepaid and
          (ii) any resulting Funding Loss.

               (d)  Mandatory Prepayments - Term Loan.  Borrower shall make
                    ---------------------------------
          mandatory prepayments on the Term Loan equal to the following amounts:

                    (i) 100% of the net cash proceeds (after selling expenses and Taxes related thereto and any reserves for retained liabilities until such liabilities are extinguished) received by any Company from the disposition of any asset (including proceeds from the disposition of the stock of Subsidiaries and proceeds received as a result of any casualty and including installment payments under promissory notes or other non-cash consideration received by such Company) other than (x) the first $5,000,000 in proceeds from the disposition of assets (1) in the period beginning on the Closing Date and ending on December 31, 1997 and (2) in each fiscal year thereafter, and
               (y) proceeds from (A) dispositions permitted under Section 9.10(a), (b), (d) and (e), (B) sales or transfers of assets or inventory between the Companies, (C) the licensing of general intangibles in the ordinary course of business,

               (D) the transfer of condemned property to the condemning Tribunal, provided that on or before ten Business Days after the Company's receipt of the net cash proceeds, a Responsible Officer delivers to Agent a certificate certifying that such proceeds will be used to repair, restore or replace the remaining portion of the condemned property within 180 days after such Company receives the net cash proceeds, and (E) any insured casualty relating to an asset of any Company, provided that on or before ten Business Days after the Company's receipt of the net cash proceeds, a Responsible Officer delivers to Agent a certificate certifying that such proceeds will be used to repair, restore or replace such asset within 180 days after such Company receives the net cash proceeds;

                    (ii) on April 15 of each year, commencing with April 15, 1998, 75% of the Companies' Excess Cash Flow for the preceding fiscal year;

                    (iii)  50% of the net cash proceeds (net of
               underwriting discounts and commissions and other costs associated therewith) received by any Company from an issuance of Subordinated Debt; and

                    (iv) 50% of Net Equity Proceeds (other than Net Equity Proceeds received from the issuance of capital stock of Borrower (x) for the express purpose of (and which are actually used for) consummating an acquisition permitted under Section 9.11, and (y) as a result of the exercise of options or similar instruments issued pursuant to any employee benefit plans or as a result of any reissuance of Borrower common stock to directors, executive officers, members of management, or employees, provided that the proceeds excluded under this clause (y) may not exceed $2,000,000 in any fiscal year of Borrower).

          Payments under Sections 3.2(d)(i), (iii), and (iv) shall be paid to Agent immediately after receipt of the net cash proceeds; provided that if the amount of the net cash proceeds exceeds the amount of the Term Loan Principal Debt evidenced by Base Rate Loans, then the amount of such excess shall be paid to Agent at the earlier of 32 days after Borrower's receipt of the net cash proceeds and the last day of the next Interest Period to expire. If all or part of the proceeds excluded from the mandatory prepayment requirements of this Section 3.2(d) in accordance with
          Section 3.2(d)(i)(D) and (E), are not used as certified within 360 days after the date of the applicable certificate, the remaining portion of such proceeds shall be paid immediately to Agent as a mandatory prepayment of Term Loan Principal Debt under this Section 3.2(d).

          Any mandatory prepayment of Term Loan Principal Debt shall be applied pro rata to the remaining installments of Term Loan Principal Debt by applying to each remaining installment an amount equal to the product of (a) the amount of such prepayment multiplied by (b) the quotient of the amount of the applicable installment divided by the Term Loan Principal Debt.

               (e)  Voluntary Reduction or Prepayment.  Borrower may
                    ---------------------------------
          voluntarily reduce or prepay the Facilities at any time without premium or penalty, subject to the following conditions:

                    (i) Without premium or penalty, but upon giving at least five (5) Business Days prior written and irrevocable notice to Agent, Borrower may terminate all or part of the unused portion of the Revolving Credit Commitment. Each partial termination must be in an amount of not less than $1,000,000 or a greater integral multiple of $100,000, and shall be apportioned ratably among all Revolving Credit Facility Lenders. Once terminated, the Revolving Credit Commitment may not be increased or reinstated;

                    (ii) Agent must receive Borrower's written payment notice by 12:00 noon on (A) the second Business Day preceding the date of payment of a LIBOR Loan and (B) the Business Day of payment of a Base Rate Loan, which shall specify (1) the payment date, (2) the Type and amount of the Loan(s) to be paid, and (3) whether such payment is to be applied to the Revolving Credit Facility or to the Term Loan; such notice shall constitute an irrevocable and binding obligation of Borrower to make a payment on the designated date by 1:00 p.m. on such date;

                    (iii) each partial payment must be in a minimum amount of at least $1,000,000 or a greater integral multiple of $250,000 (if a LIBOR Loan), $1,000,000 or a greater integral multiple of $100,000 (if a Base Rate Loan, other than under the Swing Line Loan), or $100,000 or a greater integral multiple (if a Loan under the Swing Line Loan);

                    (iv) all accrued interest on the principal amount being prepaid must also be paid in full on the date of payment;

                    (v) Borrower shall pay any related Funding Loss upon demand.

          Any voluntary prepayment of Term Loan Principal Debt shall be applied first to the next succeeding scheduled quarterly payment of Term Loan Principal Debt and shall then be applied equally to the remaining installments of Term Loan Principal Debt based upon the then remaining number of scheduled quarterly installments.

          3.3  Interest Options.  Except as specifically otherwise
               ----------------
     provided, Loans bear interest at an annual rate equal to the lesser of
     (a) the Base Rate plus the Applicable Margin, LIBOR plus the Applicable Margin or Swing Line Rate plus the Applicable Margin (in each case as designated or deemed designated by Borrower and, in the case of LIBOR Loans, for the Interest Period designated by Borrower), as the case may be, and (b) the Maximum Rate. Each change in the Base Rate, Swing Line Rate, or Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

          3.4  Quotation of Rates.  A Responsible Officer of Borrower may
               ------------------
     call Agent before delivering a Loan Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Agent or Lenders or affect the interest rate that is actually in effect when Borrower delivers its Loan Request or on the Loan Date.

          3.5  Default Rate.  If permitted by Law, all past-due Principal
               ------------
     Debt, Borrower's past-due payment and reimbursement obligations in connection with LCs, and past-due interest accruing on any of the foregoing, bears interest from the date due (stated or by acceleration), and after applicable grace periods, at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.

          3.6  Interest Recapture.  If the designated interest rate
               ------------------
     applicable to any Loan exceeds the Maximum Rate, the interest rate on that Loan is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by applicable Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

          3.7  Interest Calculations.
               ---------------------
               (a) Interest will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days for LIBOR Loans and Swing Line Loans (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be), and 365 or 366 days, as the case may be, for Base Rate Loans. All interest rate determinations and calculations by Agent are conclusive and binding absent manifest error.

               (b) The provisions of this Agreement relating to calculation of the Base Rate, Swing Line Rate, and LIBOR, are included only for the purpose of determining the rate of interest or other amounts to be paid under this Agreement that are based upon those rates. Each Lender may fund and maintain its funding of all or any part of each Loan as it selects.

          3.8  Maximum Rate.  Regardless of any provision contained in any
               ------------
     Loan Paper or any document related thereto, it is the intent of the parties to this Agreement that neither Agent nor any Lender (including Swing Line Lender) contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or receive any unearned interest in violation of any applicable Law, and, if Lenders ever do so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Loans as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this Agreement for multiple Loans is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary repayments or prepayments and their effects, and (d) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the

     Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," then those terms mean the "indicated rate ceiling" from time to time in effect under Article 5069-1.04, Title 79, Revised Civil Statutes of Texas, as amended. Borrower agrees that Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligation, other than Article 15.10(b).

          3.9  Interest Periods.  When Borrower requests any LIBOR Loan,
               ----------------
     Borrower may elect the applicable interest period (each an "Interest Period"), which may be, at Borrower's option, one, two, three or six months for LIBOR Loans, subject to the following conditions: (a) the initial Interest Period for a LIBOR Loan commences on the applicable Loan Date or conversion date, and each subsequent Interest Period applicable to any Loan commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period for a LIBOR Loan begins on a day for which there exists no numerically corresponding Business Day in the calendar month at the end of the Interest Period ("Ending Calendar Month"), then the Interest Period ends on the next succeeding Business Day of the Ending Calendar Month, unless there is no succeeding Business Day in the Ending Calendar Month in which case the Interest Period ends on the next preceding Business Day of the Ending Calendar Month; (c) no Interest Period for any portion of Principal Debt may extend beyond the scheduled repayment date for that portion of Principal Debt; and (d) there may not be in effect at any one time more than five Interest Periods under the Revolving Credit Facility and (ii) five Interest Periods under the Term Loan).

          3.10  Conversions.  Subject to the dollar limits and
                -----------
     denominations of Section 2.1.1 (regardless of whether a conversion relates to a portion of the Revolving Credit Facility or to a portion of the Term Loan) and the limitations on LIBOR Interest Periods of
     Section 3.9, Borrower may (a) convert all or part of a LIBOR Loan to a Base Rate Loan on the last day of the applicable Interest Period, (b) (if no Default (or Potential Default in respect of Sections 10.1, 10.2, or 10.3 or the payment of any part of the Obligation) exists) at any time convert all or part of a Base Rate Loan to a LIBOR Loan, and
     (c) (if no Default (or Potential Default in respect of Sections 10.1, 10.2, or 10.3 or the payment of any part of the Obligation) exists) elect a new Interest Period for all or part of a LIBOR Loan, in each case by delivering a Conversion Request to Agent no later than 12:00 noon (i) on the third Business Day before the conversion date or the last day of the Interest Period, for the election of a new Interest Period, and
     (ii) one Business Day before the last day of the Interest Period for conversion to a Base Rate Loan. Absent Borrower's notice of conversion or election of a new Interest Period, a LIBOR Loan shall be converted to a Base Rate Loan when the applicable Interest Period expires.

          3.11  Order of Application.
                --------------------
               (a) Mandatory prepayments on the Term Loan under Section 3.2(d) and voluntary prepayments on the Term Loan under Section 3.2(e) shall be applied as set forth in such sections.

               (b) If no Default or Potential Default exists, any other payment shall be applied to (i) the fees and expenses for which Agent, Lenders, or Swing Line Lender have not been paid or reimbursed in accordance with the Loan Papers, (ii) accrued and unpaid interest on the Term Loan Principal Debt, (iii) the Term Loan Principal Debt in the manner provided in Section 3.2(e), and
          (iv) then in the order and manner as Borrower directs.

               (c) If a Default or Potential Default exists or if Borrower fails to give directions, any other payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which Agent or Lenders have not been paid or reimbursed in accordance with the Loan Papers (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (ii) to accrued and unpaid interest on the Term Loan Principal Debt; (iii) to the Term Loan Principal Debt in the manner provided in Section 3.2(d); (iv) to accrued and unpaid interest on the Swing Line Principal Debt; (v) to Swing Line Principal Debt; (vi) to any LC reimbursement obligations that are due and payable and that remain unfunded by any Loan under the Revolving Credit Facility; (vii) to accrued and unpaid interest on the Revolving Credit Principal Debt;
          (viii) to the Revolving Credit Principal Debt; (ix) to the remaining Obligation; and (x) as a deposit with Agent, for the benefit of Lenders, as security for and payment of any subsequent LC reimbursement obligations.

          3.12  Sharing of Payments, Etc..  If any Lender obtains any
                -------------------------
     amount (whether voluntary, involuntary or otherwise, including, without limitation, as a result of exercising its Rights under Section 3.13) that exceeds its combined Pro Rata Part of the Revolving Credit Commitment Usage or the Term Loan Commitment Usage, as applicable, then that Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess amount ratably with each other Lender which has a Commitment for the applicable Facility. If all or any portion of any excess amount is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this section may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if that Lender were the direct creditor of Borrower in the amount of that participation.

          3.13  Offset.  If a Default exists, each Lender is entitled, but
                ------
     is not obligated, to exercise (for the benefit of all Lenders in accordance with Section 3.12) the Rights of offset and banker's Lien against each and every account (other than trust accounts held for the benefit of third parties and so designated) and other property, or any interest therein, that any Company may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation owed to it.

          3.14  Booking Loans.  To the extent permitted by Law, any Lender
                -------------
     may make, carry or transfer its Loans at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under
     Section 3.16 than the transferor Lender would have been entitled to receive with respect to those Loans. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.16 or Section 3.17 with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or LCs affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such provisions, and provided further that nothing in this paragraph shall affect or postpone any of the obligations of Borrower or the Right of any Lender provided in Sections 3.16 or 3.17.

          3.15  Basis Unavailable or Inadequate for LIBOR.  If, on or
                -----------------------------------------
     before any date when a LIBOR is to be determined for a Loan, Agent or any Lender determines (and Required Lenders agree with that determination) that the basis for determining the applicable rate is not available or that the resulting rate does not accurately reflect the cost to Lenders of making or converting Loans at that rate for the applicable Interest Period, then Agent shall promptly notify Borrower and Lenders of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable Loan shall bear interest at the sum of the Base Rate plus the Applicable Margin.
     Until Agent notifies Borrower that those circumstances no longer exist, Lenders' commitments under this Agreement to make, or to convert to, LIBOR Loans (as the case may be) will be suspended.

          3.16  Additional Costs.
                ----------------
               With respect to any Law, requirement, request, directive or change affecting banking institutions generally:

               (a) With respect to any LIBOR Loan, if any future Law or any change (after the date hereof) in present Law (i) imposes, modifies, or deems applicable (or if compliance by any Lender with any such requirement of any Tribunal results in) any such requirement that any reserves, special deposits or similar requirements (including, without limitation, any marginal, emergency, supplemental or special reserves) be maintained, and those requirements reduce any sums receivable by that Lender under this Agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any LIBOR Loan, or (ii) imposes any other condition, the result of which is to increase the cost to any Lender of making, funding or maintaining such Loan or reduces any amount receivable by any Lender in connection with such Loan, then that Lender (through Agent) shall notify Borrower promptly and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which calculation is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to that Lender upon demand. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

               (b) With respect to any Loan or LC, if any future Law or any change (after the date hereof) in present Law regarding capital adequacy or compliance by Agent (or Issuing Lender as issuer of LCs) or any Lender with any request, directive or requirement now existing or hereafter imposed by any Tribunal or central bank regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, use reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Agent or Issuing Lender or that Lender (through Agent) shall notify Borrower promptly and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which calculation is conclusive absent manifest error), and Borrower shall promptly pay that amount to Agent or Issuing Lender or that Lender upon demand. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

               (c) Any Taxes payable by Agent or any Lender or ruled (by a Tribunal or central bank) payable by Agent or any Lender after the date hereof in respect of this Agreement or any other Loan Paper shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any (except for (i) (1) Taxes imposed on or measured by the overall net income of Agent or that Lender, (2) franchise or similar taxes of the Agent or that Lender, and (3) amounts withheld for Taxes pursuant to the last sentence of Section 3.19 and (ii) interest and penalties incurred as a result of the gross negligence or willful misconduct of Agent or any Lender). Agent or such Lender (through Agent) shall notify Borrower promptly and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes (which calculation is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Agent for its account or the account of such Lender, as the case may be. If Agent or such Lender subsequently receives a refund of the Taxes paid to it (or on its behalf) by Borrower, then the recipient shall promptly pay the refund to Borrower. Agent and each Lender shall provide Borrower with such forms or other certificates as Borrower reasonably requests and which establish a complete or partial exemption from Taxes.

          3.17  Change in Laws.  If any future Law or any change (after the
                --------------
     date hereof) in present Law makes it unlawful for any Lender to make or maintain LIBOR Loans, then that Lender shall promptly notify Borrower and Agent, and (a) as to undisbursed funds, that requested Loan shall be made as a Base Rate Loan, and (b), as to any outstanding Loan, (i) if maintaining the Loan until the last day of the applicable Interest Period is unlawful, the Loan shall be converted to a Base Rate Loan as of the date of notice, and Borrower shall pay any related Funding Loss, or (ii) if not prohibited by Law, the Loan shall be converted to a Base Rate Loan as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly prepay the Loan, without penalty, together with any related Funding Loss. Each of Agent and each Lender agree that, if it gives notice to Borrower of any of the events described above, it shall promptly notify Borrower (and, in the case of a Lender, Agent) if such event ceases to exist. If any such event described above ceases to exist as to a Lender, the obligations of such Lender to make LIBOR Loans and to convert Base Rate Loans into LIBOR Loans on the terms and conditions contained herein shall be reinstated. At any time that any LIBOR Loan is affected by the circumstances described in Section 3.16 or 3.17, Borrower may either
     (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel the respective borrowing by giving telephonic notice (confirmed in writing) to Agent on the same date that Borrower was notified by the affected Lender or Agent pursuant to
     Section 3.16, or (y) if the affected LIBOR Loan is then outstanding, upon at least two Business Days written notice to Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.17.

          3.18  Funding Loss.  BORROWER AGREES TO INDEMNIFY EACH LENDER
                ------------
     AGAINST, AND PAY TO IT UPON DEMAND, ANY FUNDING LOSS OF THAT LENDER. When any Lender demands that Borrower pay any Funding Loss, that Lender shall deliver to Borrower and Agent a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

          3.19  Foreign Lenders.  Each Lender that is organized under the
                ---------------
     Laws of any jurisdiction other than the United States of America or any State thereof (a) represents to Agent and Borrower that (i) no Taxes are required to be withheld by Agent or Borrower with respect to any payments to be made to it in respect of the Obligation and (ii) it has furnished to Agent and Borrower two duly completed copies of U.S. Internal Revenue Service Form 4224 or Form 1001 (claiming entitlement to complete exemption from U.S. federal withholding tax on all interest payments under the Loan Papers), and Form W-8 (claiming exemption from U.S. backup withholding taxes) (or, in each case, any other successor tax forms acceptable to Agent and Borrower), and (b) covenants to (i) provide Agent and Borrower a new tax form upon the expiration, inaccuracy or obsolescence of any previously delivered form according to Law, duly executed and completed by it, and (ii) comply from time to time with all Laws with regard to the withholding tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Agent (without duplication) may deduct and withhold from interest or other payments under the Loan Papers United States federal income tax at the full rate applicable under the Code and Borrower shall have no liability to the applicable Lender under Section 3.16(c) in respect of such withheld Taxes.

          3.20  Replacement of Lenders.  The Borrower may, if no Default
                ----------------------
     then exists, replace any Lender (the "Replaced Lender") if the following circumstances exist:

               (a) the Replaced Lender fails to make available its Pro Rata Part of any Loan or to fund its Pro Rata Part of any unreimbursed payment under Section 2.3, or

               (b) the Replaced Lender has notified Borrower or Agent that it does not intend to comply with its obligations under Sections 2.1, 2.3 or 2.4(b), or

               (c)  an event occurs giving rise to the operation of Section
          3.16 or Section 3.17, which results in the Replaced Lender charging to Borrower increased costs in excess of those being generally charged by the other Lenders and such Lender is not able to eliminate the increased costs pursuant to Section 3.14, or

               (d) as provided in Section 14.10(e), Replaced Lender does not consent to certain proposed amendments, consents or waivers which have been approved by Lenders holding at least 66 % of the Total Commitment and which comprise at least 66 % of all Lenders.

     The Replaced Lender shall be replaced with one or more banks or financial institutions which are reasonably acceptable to Agent (each
     a "Replacement Lender").   Each Replacement Lender shall

               (i) sign one or more assignment agreements substantially in the form of Exhibit I, under which it may



























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


          acquire either or both of (x) all or a percentage of (or if more than one Replacement Lender replaces a Replaced Lender, its pro rata percentage of) the Replaced Lenders Rights under the Loan Papers with respect to the Revolving Credit Facility, and (y) all or a percentage of (or if more than one Replacement Lender replaces a Replaced Lender, its pro rata percentage of) the Replaced Lenders Rights under the Loan Papers with respect to the Term Loan, and

               (ii) pay to the Replaced Lender an amount equal to (in each case, in respect of the Commitment (Revolving Credit Facility or Term Loan) and the percentage of that Commitment being assigned to Replacement Lender) the sum of (x) (1) the Revolving Credit Principal Debt funded by the Replaced Lender and outstanding on the effective date of the assignment ("Effective Date"), together with unpaid interest accruing before the Effective Date, (2) unpaid drawings under LCs that have been funded by (and not reimbursed to) such Replaced Lender, and (3) the commitment fee (as described in Section 4 of the Credit Agreement) earned by the Replaced Lender with respect to the Revolving Credit Facility prior to the Effective Date and paid by Borrower after the Effective Date, (y) the Term Loan Principal Debt funded by the Replaced Lender and outstanding on the Effective Date, together with unpaid interest accruing before the Effective Date, and (z) all other fees described in Section 4 of the Credit Agreement earned by the Replaced Lender and paid by Borrower after the Effective Date, and

               (iii) pay to Agent an amount equal to the percentage being assigned to Replacement Lender of undrawn LCs that have not been funded by the Replaced Lender pursuant to this Agreement, and

               (iv) pay to Agent the fees associated with the assignment of the Replaced Lender's interest in accordance with Section 14.12(c).

     Upon execution of the respective assignment agreement, payment of amounts referred to above and, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender under this Agreement and the Replaced Lender shall no longer be a Lender under this Agreement, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

     Borrower may not require Lenders, and Lenders are not obligated, to become Replacement Lenders or to purchase the interest of any Lender Borrower wishes to replace under this Section 3.20.

     SECTION 4  FEES.
     ---------  ----
          4.1  Treatment of Fees.  The fees described in this Section 4
               -----------------
     (a) are not compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1, (d) are non-refundable, (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate, and (f) are calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days, unless computation would result in an interest rate in excess of the Maximum Rate in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be. The fees described in this Section 4 are in all events subject to the provisions of Section
     3.8 of this Agreement.

          4.2  Underwriting and Administrative Fees.  Borrower shall pay to
               ------------------------------------
     NationsBank of Texas, N.A., the fees described in the letter agreement among them and NationsBanc Capital Markets, Inc., dated October 11, 1996.

          4.3  LC Fees.  Borrower shall pay to Issuing Lender, for its own
               -------
     account, a fronting fee for the issuance of each LC equal to 0.125% of the face amount of such LC, provided that the amount of such fee shall
     not be less than $350.   Such fee shall be payable on the last day of
     the fiscal quarter in which such LC is issued. In addition, Borrower shall pay to Issuing Lender quarterly, in arrears, on each March 31, June 30, September 30 and December 31 while such LC is outstanding, a fee (calculated on a per annum basis) equal to the product of (a) the Applicable Margin for LIBOR Loans then in effect multiplied by (b) the face amount of the LC, multiplied by (c) the quotient of (i) the number of days such LC was outstanding during such quarter, divided by
     (ii) 365, provided that the amount of such fee (as calculated on a per annum basis) shall not be less than $500.

          4.4  Revolving Credit Commitment Fee.  Borrower shall pay to
               -------------------------------
     Agent for the ratable account of Lenders a commitment fee, payable in arrears on each March 31, June 30, September 30, and December 31 (commencing December 31, 1996), and on the Revolving Credit Termination Date, equal to the Applicable Percentage of the amount by which (a) the Revolving Credit Commitment exceeds (b) the average daily Revolving Credit Commitment Usage, in each case during the calendar quarter ending on such date. Solely for purposes of this
     Section 4.4, "ratable" means, for any calculation period, with respect to any Lender, the proportion that (i) the average daily unused Commitment of that Lender for the Revolving Credit Facility during the period bears to (ii) the

























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


     aggregate amount of the average daily unused Revolving Credit Commitment during the period.

     SECTION 5  SECURITY.
     ---------  --------
          5.1  Guaranty.  Full and complete payment of the Obligation is
               --------
     guaranteed in accordance with the Guaranty executed by each Company (other than Borrower).

          5.2  Collateral.  Full and complete payment of the Obligation is
               ----------
     secured by a first priority Lien on all of the material assets of the Companies, including without limitation (but, in each case, only with respect to assets upon which Liens have been granted to Agent under the Security Documents), all capital stock issued by each Subsidiary of Borrower organized under the Laws of the United States (or any state thereof) and 65% of the capital stock issued by each other Subsidiary of Borrower, all material inventory, accounts, equipment, fixtures, and Intellectual Property of any Company, all material real estate owned by any Company, all material leasehold estates owned by any Company, to the extent any required consents can be obtained, and all other material assets of the Companies (together with proceeds thereof and any additional collateral ever furnished under Section 5.3, the "Collateral"); all of the foregoing are more particularly described in the Security Documents.

          5.3  Additional Security and Guaranties.  Agent may, without
               ----------------------------------
     notice or demand and without affecting any Person's obligations under the Loan Papers, from time to time (a) receive and hold additional collateral from any Person for the payment of all or any part of the Obligation and exchange, enforce or release all or any part of that collateral and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligation and release any endorser or guarantor, or any Person who has given any other security for the payment of all or any part of the Obligation, or any other Person in any way obligated to pay all or any part of the Obligation.

          5.4  Financing Statements.  Borrower will execute, or cause to be
               --------------------
     executed, financing statements, stock powers and other writings in the form and content reasonably required by Agent, and Borrower will pay all costs of filing any financing, continuation or termination statements, or other action taken by Agent relating to the Collateral, including, without limitation, costs and expenses of any Lien search reasonably required by Agent.

     SECTION 6  CONDITIONS PRECEDENT.
     ---------  --------------------
          6.1  Initial Revolving Credit Facility Loan.  In addition to the
               --------------------------------------
     items described in Section 6.3, Lenders will not be obligated to fund the initial Loan under the Revolving Credit Facility, and Issuing Lender will not be obligated to issue the initial LC, unless Agent has timely received (a) a Loan Request (or, for LCs other than those listed on Schedule 2.3, Issuing Lender has received an LC Request and a duly executed LC Agreement), and (b) each of the items listed on
     Schedule 6.1.

          6.2  Term Loan.  In addition to the items listed on Schedule 6.1
               ---------
     and the items described in Section 6.3, Lenders will not be obligated to fund the Term Loan unless Agent has timely received (a) a Loan Request and (b) each of the items set out on Schedule 6.2.

          6.3  Each Loan.  Lenders will not be obligated to fund, continue,
               ---------
     or convert any Loan, and Issuing Lender will not be obligated to issue any LC, unless on the applicable Loan Date or issue date (and after giving effect to the requested Loan or LC), as the case may be: (i) all of the representations and warranties of the Companies in the Loan Papers are true and correct in all material respects, except those made as of a certain date, which shall be true and correct as of such date; (ii) no Material Adverse Event, Default or Potential Default exists; and (iii) the funding of the Loan or issuance of the LC, as the case may be, is permitted by Law. Upon Agent's request, Borrower shall deliver to Agent evidence substantiating any of the matters in the Loan Papers that are necessary to enable Borrower to qualify for the Loan or LC, as the case may be. Each condition precedent in this Agreement (including, without limitation, those on Schedule 6.1 or Schedule 6.2, as applicable) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Subject to the prior approval of Required Lenders, Lenders may fund, continue, or convert any Loan, and Issuing Lender may issue any LC, without all conditions being satisfied, but, to the extent permitted by Law, that funding and issuance shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Required Lenders specifically waive each item in writing.

     SECTION 7  REPRESENTATIONS AND WARRANTIES.  Borrower represents and
     ---------  ------------------------------
     warrants to Agent and Lenders as follows:

          7.1  Purpose of Credit Facility.  Borrower will use proceeds of
               --------------------------
     the Facilities to finance the Acquisition, refinance the Existing Bank Debt and certain other existing Debt of Borrower and Presto, for working capital and general corporate purposes of the Companies and to pay fees and expenses incurred in connection with the Acquisition and the Facilities. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulations U or G of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Loan will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulations U or G.

          7.2  Corporate Existence, Good Standing, Authority and
               -------------------------------------------------
     Compliance.  Each Company is duly organized, validly existing and in
     ----------
     good standing under the Laws of the jurisdiction in which it is incorporated or organized as identified on Schedule 7.2 (or on the most recently revised Schedule 7.2 delivered to Agent by Borrower under Sections 8.8, 8.12, 9.10 or 9.11). Except where failure is not a Material Adverse Event, each Company (a) is duly qualified to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing (as identified on Schedule 7.2 or on the most recently revised
     Schedule 7.2), (b) possesses all requisite authority, permits and power to conduct its business as is now being, or is contemplated by this Agreement to be, conducted, and (c) is in compliance with all applicable Laws.

          7.3  Subsidiaries.  Borrower has no Subsidiaries except as
               ------------
     disclosed on  Schedule 7.3 (or on the most recently revised Schedule
     7.3 delivered to Agent by Borrower under Sections 8.8, 8.12, 9.10 or 9.11). All of the outstanding shares of capital stock (or similar voting interests) of Borrower's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially as set forth on Schedule 7.3 (or any revised Schedule 7.3), free and clear of any Liens, restrictions, claims or Rights of another Person, other than Permitted Liens and Liens securing the Existing Bank Debt, and are not subject to any warrant, option or other acquisition Right of any Person or subject to any transfer restriction except for restrictions imposed by securities Laws and general corporate Laws.

          7.4  Authorization and Contravention.  The execution and delivery
               -------------------------------
     by each Company of each Loan Paper or related document to which it is a party and the performance by it of its obligations thereunder (a) are within its corporate power, (b) have been duly authorized by all necessary corporate action, (c) require no action by or filing with any Tribunal (other than any action or filing that has been taken or made on or before the date of this Agreement), (d) do not violate any provision of its charter or bylaws, (e) do not violate any provision of Law or any order of any Tribunal applicable to it, other than violations that individually or collectively are not a Material Adverse Event, (f) do not violate any Material Agreements to which it is a party, other than violations which are not a Material Adverse Event, and violations of agreements, documents, and instruments executed in connection with the Existing Bank Debt (which will be cured by paying off the Existing Bank Debt with all or part of the proceeds of the initial Loan and canceling the related agreements, documents, and instruments), or (g) do not result in the creation or imposition of any Lien (other than the Lender Liens) on any asset of any Company.

          7.5  Binding Effect.  Upon execution and delivery by all parties
               --------------
     thereto, each Loan Paper will constitute a legal and binding obligation of each Company party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

          7.6  Financial Statements; Fiscal Year.  The Current Financials
               ---------------------------------
     were prepared in accordance with GAAP (except as disclosed therein) and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal year-end adjustments). All material liabilities of the Companies as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Papers (including, without limitation, the Acquisition), no subsequent material adverse changes have occurred in the consolidated financial condition of the Companies from that shown in the Current Financials, nor has any Company incurred any subsequent material liability other than Permitted Debt. The fiscal year of each Company ends on December 31.

          7.7  Litigation.  Except as disclosed on Schedule 7.7 (or the
               ----------
     most recently revised Schedule 7.7 delivered by Borrower to Agent under Section 8.1(d)), no Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to any Company and, if so adversely determined, is a Material Adverse Event. Except as permitted under Section 11.4, no outstanding and unpaid judgments against any Company exist, and no Company is a party to, or bound by, any judicial or administrative order, judgment, decree or consent decree relating to any past or present practice, omission, activity or undertaking which constitutes a Material Adverse Event.




























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


          7.8  Taxes.  All Tax returns of each Company required to be filed
               -----
     have been filed (or extensions have been granted) before delinquency, other than returns for which the failure to file is not a Material Adverse Event, and all Taxes imposed upon each Company that are due and payable have been paid before delinquency, other than Taxes for which the criteria for Permitted Liens (as specified in clause (d) of the definition of "Permitted Liens") have been satisfied or for which nonpayment is not a Material Adverse Event.

          7.9  Environmental Matters.  Except as disclosed on Schedule 7.9
               ---------------------
     or (on the most recently revised Schedule 7.9 delivered by Borrower to Agent under Section 8.1(d)), (a) no Company knows of any environmental condition or circumstance that would constitute a Material Adverse Event, (b) no Company has received any written notice which is outstanding, that it is in material noncompliance with any Environmental Law, (c) no Company knows that any Company is under any affirmative obligation to remedy any violation of any Environmental Law which would result in a Material Adverse Event if not remedied, or
     (d) no facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment or disposal of any Hazardous Substance, except in material compliance with Environmental Law.

          7.10  Employee Plans.  Except where occurrence or existence is
                --------------
     not a Material Adverse Event, (a) no Employee Plan has incurred an "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been timely paid),
     (c) no Company has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) no Company has engaged in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code), and (e) no "reportable event" (as defined in section 4043 of ERISA) has occurred, excluding events for which the 30-day notice requirement is waived under applicable PBGC regulations.

          7.11  Properties; Liens.  Each Company has good and indefeasible
                -----------------
     title to all its property reflected on the Current Financials (other than property that is obsolete or that has been disposed in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by Section 9.10 or Section 9.11 or consented to by the Required Lenders). Except for Permitted Liens, no Lien exists on any property of any Company, and the execution, delivery, performance or observance of the Loan Papers will not require or result in the creation of any Lien (other than Lender Liens) on any Company's property.



























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


          7.12  Chief Executive Offices; Real Estate Interests.  Each
                ----------------------------------------------
     Company's chief executive office is located at the address on Schedule
     7.12 (or on the most recently revised Schedule 7.12 delivered by Borrower to Agent under Section 8.8). Each Company's books and records concerning accounts and accounts receivable are located at its chief executive office, and all of its inventory (other than inventory on consignment, in transit or in the possession of a subcontractor of any Company) is in its possession and, together with the Company's other material assets, are located, until sold in the ordinary course of business, at one or more of the locations on Schedule 7.12 (or on the most recently revised Schedule 7.12 delivered by Borrower to Agent under Section 8.8). Except as described on Schedule 7.12 (or on the most recently revised Schedule 7.12 delivered by Borrower to Agent under Section 8.8), no Company has any ownership, material leasehold, or other material interest in real estate.

          7.13  Government Regulations.  No Company is subject to
                ----------------------
     regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

          7.14  Transactions with Affiliates.  Except as disclosed on
                ----------------------------
     Schedule 7.14, (or on the most recently revised Schedule 7.14 delivered by Borrower to Agent under Section 9.6), no Company is a party to a material transaction with any of its Affiliates (excluding other Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

          7.15  Debt.  No Company is an obligor on any Debt, other than
                ----
     Permitted Debt.

          7.16    Material Agreements.  No Company is a party to any
                  -------------------
     Material Agreement, other than the Loan Papers and the Material Agreements described on Schedule 7.16. All described Material Agreements are in full force and effect, and no default exists on the part of any Company thereunder (excluding defaults under agreements, documents, and instruments executed in connection with the Existing Debt, which will be cured by paying off the Existing Debt with all or part of the proceeds of the initial Loan) that is a Material Adverse Event.

          7.17  Insurance.  Each Company maintains with financially sound,
                ---------
     responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types (including business interruption insurance) and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

          7.18  Labor Matters.  No actual or threatened strikes, labor
                -------------
     disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company that are a Material Adverse Event exist. Hours worked by and payment made to employees of the Companies have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with labor matters, other than any violations, individually or collectively, that are not a Material Adverse Event. All payments due from any Company for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

          7.19  Solvency.  On each Loan Date, each Company is, and after
                --------
     giving effect to the requested Loan will be, Solvent.

          7.20  Trade Names.  To the knowledge of the Borrower, no Company
                -----------
     has used or transacted business under any other corporate or trade name in the five-year period preceding the initial Loan Date, except as disclosed on Schedule 7.20.

          7.21    Intellectual Property.  Each Company owns or has the
                  ---------------------
     Right to use all material Intellectual Property and licenses used in its business. Each Company is conducting its business without infringement or claim of infringement of any license or Intellectual Property of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, would not, individually or collectively, constitute a Material Adverse Event. To the knowledge of any Company, no infringement or claim of infringement by others of any material license, or other material Intellectual Property of any Company exists.

          7.22  Full Disclosure.  Each material fact or condition relating
                ---------------
     to the Loan Papers or the financial condition, business or property of any Company has been disclosed in writing to Agent. All information previously furnished, furnished on the date of this Agreement, and furnished in the future, by any Company to Agent in connection with the Loan Papers (a) was, is, and will be, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified, (b) did not, does not, and will not, fail to state any fact the omission of which would otherwise make any such information materially misleading, and (c) there has been no material adverse change in respect of any Company, its business operation, prospects, or financial condition since the date such information was furnished.

     SECTION 8  AFFIRMATIVE COVENANTS.  So long as Lenders are committed to
     ---------  ---------------------
     fund any Loans and Issuing Lender is committed to issue LCs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

          8.1  Items to be Furnished.  Borrower shall cause the following
               ---------------------
     to be furnished to Agent:

               (a) Promptly after preparation, and no later than 95 days after the last day of each fiscal year of Borrower, Financial Statements showing the consolidated financial condition and results of operations of the Companies and a statement of stockholders equity as of, and for the year ended on, that last day, accompanied by:

                    (i)  the unqualified opinion of a firm of
               nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies;

                    (ii) any management letter prepared by the accounting firm delivered in connection with its audit; and

                    (iii) a Compliance Certificate with respect to the Financial Statements.

               (b) Promptly after preparation, and no later than 50 days after the last day of each of the first three fiscal quarters of the Companies' fiscal year, Financial Statements showing the consolidated financial condition and results of operations of the Companies for the fiscal quarter and for the period from the beginning of the current fiscal year to the last day of the fiscal quarter, accompanied by a Compliance Certificate with respect to the Financial Statements.

               (c) Promptly after preparation, and no later than 30 days after the last day of each month which is not the last month in a fiscal quarter of Borrower, Financial Statements showing the consolidated financial condition and results of operations of the Companies for the month and for the period from the beginning of the current fiscal year to the last day of such month.

               (d) Notice (and delivery of a revised schedule if a representation or warranty under Section 7 is affected), promptly after any Company knows of (i) the existence and status of any Litigation that, if determined adversely to any Company, could reasonably be expected to result in a Material Adverse Event,
          (ii) any material adverse change in any material fact or circumstance represented or warranted by any Company in any Loan Paper, (iii) the receipt by any Company of notice of any violation or alleged violation of ERISA or any Environmental Law (which individually or collectively with other violations or allegations could reasonably be expected to result in a Material Adverse Event), or (iv) a Default or Potential Default, specifying the nature thereof and what action the Companies have taken, are taking, or propose to take.

               (e) Promptly after filing, copies of all material reports or filings filed by or on behalf of any Company with the Securities and Exchange Commission (including, without limitation, copies of each Form 10-K, Form 10-Q, and Form 8-K).

               (f) Promptly upon reasonable request by Agent or Required Lenders (through Agent), information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets and liabilities of the Companies and certifications and documents in the possession of or otherwise reasonably available to the Companies in addition to those mentioned in this Agreement.

          8.2  Use of Proceeds.  Borrower shall use the proceeds of Loans
               ---------------
     only for the purposes represented in this Agreement.

          8.3  Books and Records.  Borrower will, and will cause each other
               -----------------
     Company to, maintain books, records and accounts necessary to prepare financial statements in accordance with GAAP.

          8.4  Inspections.  Upon reasonable notice, Borrower will, and
               -----------
     will cause each other Company to, allow Agent or any Lender (or their Representatives) to inspect any of its properties, to review reports, files and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions and finances with its directors, officers, responsible employees or representatives from time to time, during reasonable business hours, provided that Borrower may have a representative present at all such tests, inspections, reviews and discussions.

          8.5  Taxes.  Borrower will, and will cause each other Company to
               -----
     promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made; provided that all such Taxes shall, in any event, be paid prior to any levy for execution in respect of any Lien on any property of a Company.

          8.6  Payment of Obligations.  Borrower will, and will case each
               ----------------------
     other Company to promptly pay (or renew and extend) all of its material obligations as they become due (unless the obligations are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made).

          8.7  Expenses.  Borrower shall promptly pay upon demand (a) all
               --------
     reasonable out-of-pocket costs, fees and expenses paid or incurred by Agent or its Affiliates in connection with the arrangement, syndication and negotiation of the Facilities and the negotiation, preparation, delivery and execution of the Loan Papers and any related amendment, waiver or consent (including in each case, without limitation, the reasonable fees and expenses of Agent's counsel) and
     (b) all reasonable out-of-pocket costs, fees and expenses of Lenders and Agent incurred by Agent or any Lender in connection with the enforcement of the obligations of any Company arising under the Loan Papers after a Default or the exercise of any Rights arising under the Loan Papers (including, but not limited to, reasonable attorneys' fees, expenses and costs paid or incurred in connection with any workout or restructure and any action taken in connection with any Debtor Relief Laws, provided that Borrower shall only be obligated to pay the fees, costs, and expenses of one law firm as legal counsel to the Agent and the Lenders plus the fees and expenses of local counsel in each jurisdiction where the Collateral is located), all of which shall be a part of the Obligation and shall bear interest, if not paid within 5 days after demand, at the Default Rate until paid.

          8.8  Maintenance of Existence, Assets, and Business; Name Change.
               -----------------------------------------------------------
     Except as otherwise permitted by Section 9.11, Borrower will, and will cause each other Company to, (a) maintain its corporate existence and good standing in its state of incorporation and its authority to transact business in all other states where failure to maintain its authority to transact business is a Material Adverse Event;
     (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event; (c) keep all of its assets that are necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. No Company will change the location of its chief executive office or the location of its materials assets or change its name in any manner (except by registering additional trade names) unless Agent receives prior written notice of such change and revised Schedules 7.2, 7.3 or 7.12, as applicable.

          8.9  Insurance.  Borrower will, and will cause each other Company
               ---------
     to maintain with financially sound, responsible and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types (including business interruption insurance) and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. At Agent's request, Borrower shall, and shall cause each other Company to, deliver to Agent certificates of insurance for each policy of insurance and evidence of payment of all premiums and naming Agent as loss payee and requiring 30 days prior written notice to Agent of cancellation. If any insurance policy covered by an insurance certificate previously delivered to Agent is altered or canceled, then Borrower shall cause to be promptly delivered to Agent a replacement certificate (in form and substance reasonably satisfactory to Agent).

          8.10  Preservation and Protection of Rights.  Borrower will, and
                -------------------------------------
     will cause each other Company to perform the acts and duly authorize, execute, acknowledge, deliver, file and record any additional writings as Agent or Required Lenders may reasonably deem necessary or appropriate to perfect and maintain the Lender Liens and preserve and protect the Rights of Agent and Lenders under any Loan Paper.

          8.11  Environmental Laws.  Borrower will, and will cause each
                ------------------
     other Company to conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law, except where failure to comply or take action could not reasonably be expected to be a Material Adverse Event.

          8.12  Subsidiaries.  Borrower shall pledge to Agent for the
                ------------
     benefit of Lenders (a) all capital stock of each Person organized under the Laws of the United States (or any state thereof) that becomes a Subsidiary of Borrower after the date of this Agreement and
     (b) 65% of the capital stock of each Person not organized under the Laws of the United States (or any state thereof) which becomes a Subsidiary of Borrower after the date of this Agreement (in each case, whether as a result of acquisition, creation or otherwise) and shall cause each such new Subsidiary to execute and deliver a Guaranty, in each case within 10 days after becoming a Subsidiary of Borrower. Borrower shall deliver to Agent revised Schedules 7.2 and 7.3 reflecting such new Subsidiary within 10 days after it becomes a Subsidiary.

          8.13  Indemnification.  Borrower Will, And Will Cause Each Other
                ---------------
     Company To, Jointly And Severally, Indemnify, Protect And Hold Agent And Lenders And Their Respective Parents, Subsidiaries, Representatives, Successors And Assigns (Including All Officers, Directors, Employees And Agents)(Collectively, The "Indemnified Parties") Harmless From And Against Any And All Liabilities, Obligations, Losses, Damages, Penalties, Actions, Judgments, Suits, Claims And Proceedings And All Costs, Expenses Related Thereto (Including, Without Limitation, All Reasonable Attorneys' Fees And Legal Expenses Whether Or Not Suit Is Brought) And Disbursements Of Any Kind Or Nature (The "Indemnified Liabilities") That May At Any Time Be Imposed On, Incurred By Or Asserted Against The Indemnified Parties, In Any Way Relating To Or Arising Out Of (a) The Direct Or Indirect Result Of The Violation By Any Company Of Any Environmental Law, (b) Any Company's Generation, Manufacture, Production, Storage, Release, Threatened Release, Discharge, Disposal Or Presence In Connection With Its Properties Of A Hazardous Substance (Including, Without Limitation, (i) All Damages Of Any Use, Generation, Manufacture, Production, Storage, Release, Threatened Release, Discharge, Disposal Or Presence, Or (ii) The Costs Of Any Environmental Investigation, Monitoring, Repair, Cleanup Or Detoxification And The Preparation And Implementation Of Any Closure, Remedial Or Other Plans), Or (c) The Loan Papers Or Any Of The Transactions Contemplated Therein (other than amounts payable under Section 8.7). However, Although Each Indemnified Party Has The Right To Be Indemnified Under The Loan Papers For Its Own Ordinary Negligence, No Indemnified Party Has The Right To Be Indemnified Under The Loan Papers For Its Own Fraud, Gross Negligence, Willful Misconduct Or Breach Of Any Of the Loan Papers, Including Actions In Violation Of The Asset Conservation Act of 1996 (or analagous environmental lender liability laws). The Provisions Of And Undertakings And Indemnification Set Forth In This Paragraph Shall Survive The Satisfaction And Payment Of The Obligation And Termination Of This Agreement.

          8.14  Financial Hedges.  Borrower shall enter into Financial
                ----------------
     Hedges on terms reasonably acceptable to Agent and Borrower, and for an aggregate notional amount reasonably acceptable to Borrower and Agent, within 60 days after the Closing Date. Borrower shall give Agent sufficient prior written notice of its entering into any Financial Hedge to permit Agent to consult with Borrower concerning such Financial Hedge.

     SECTION 9  NEGATIVE COVENANTS.  So long as Lenders are committed to
     ---------  ------------------
     fund Loans and Issuing Lender is committed to issue LCs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

          9.1  Taxes.  Borrower may not and may not permit any Company to
               -----
     use any portion of the proceeds of any Loan to pay the wages of employees, unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

          9.2  Payment of Obligations.  Borrower may not and may not permit
               ----------------------
     any Company to voluntarily prepay principal of, or interest on, any Debt other than the Obligation, if a Default or Potential Default exists or would result from such payment.

          9.3  Employee Plans.  Except where a Material Adverse Event would
               --------------
     not result, Borrower may not and may not permit any Company to permit any of the events or circumstances described in Section 7.10 to exist or occur.

          9.4  Debt.  Borrower may not and may not permit any Company to
               ----
     create, incur or suffer to exist any Debt, other than Permitted Debt.

          9.5  Liens.  Borrower may not and may not permit any Company to
               -----
     (a) create, incur or suffer or permit to be created or incurred or to exist any Lien upon any of its assets other than Permitted Liens or
     (b) enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Company from creating or incurring any Lien on any of its assets, other than the Loan Papers and leases that place a Lien prohibition on only the leased property.

          9.6  Transactions with Affiliates.  Borrower may not and may not
               ----------------------------
     permit any Company to enter into any material transaction with any of its Affiliates (excluding other Companies), other than transactions disclosed on Schedule 7.14 and transactions in the ordinary course and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate, except that:

                    (i) Distributions may be made to the extent not otherwise prohibited under this Agreement;

                    (ii) Borrower may enter into and consummate the transactions contemplated by its Employee Plans; and

                    (iii) Borrower may enter into transactions with its employees, officers or directors regarding employment compensation and benefits, including without limitation salaries, bonuses, stock options, relocation loans and expenses, and similar benefits.

          9.7  Compliance with Laws and Documents.  Borrower may not and
               ----------------------------------
     may not permit any Company to (a) violate the provisions of any Laws applicable to it or of any Material Agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event, (b) violate the provisions of its charter or bylaws, or (c) repeal, replace or amend any provision of its charter or bylaws if that action would be a Material Adverse Event.

          9.8  Loans, Advances and Investments.  Except as permitted by
               -------------------------------
     Section 9.11, Borrower may not and may not permit any Company to make any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person, other than

               (a) expense accounts for and other loans or advances to its directors, officers and employees in the ordinary course of business;

               (b) marketable obligations issued or unconditionally guaranteed by the United States Government or issued by any of its agencies and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition;

               (c) short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the United States of America or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition);

               (d) commercial paper and similar obligations rated "P-1" by Moody's Investors Service, Inc., or "A-1" by Standard & Poors Ratings Group (a division of McGraw Hill, Inc.);

               (e) readily marketable tax-free municipal bonds of a domestic issuer rated "A-2" or better by Moody's Investors Service, Inc., or "A" or better by Standard & Poors Ratings Group (a division of McGraw Hill, Inc.), and maturing within one year from the date of issuance;

               (f) mutual funds or money market accounts investing primarily in items described in clauses (b) through (e) above;

               (g) cash or demand deposit accounts maintained in the ordinary course of business;

               (h) current trade and customer accounts receivable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms;

               (i) Financial Hedges to the extent permitted under this Agreement;

               (j) any Company may make loans to any other Company, provided that all such loans are evidenced by promissory notes;

               (k) Debt of any Company to another Company existing on the date hereof and listed on Schedule 2;

               (l) the Companies may sell or transfer assets to each other to the extent permitted by this Agreement;

               (m) Borrower may establish Subsidiaries to the extent permitted by this Agreement;

               (n) Borrower may repurchase its capital stock and/or options to purchase such stock held by directors, officers and employees of the Companies upon the death, disability, retirement or termination of such directors, officers or employees or the exercise of such options, or from the shareholders of Borrower so long as the purpose is to acquire stock for reissuance to new employees of Borrower and its Subsidiaries;

               (o) promissory notes, bonds, debentures and other similar non-cash consideration received by Borrower and its Subsidiaries in connection with dispositions permitted by Section 9.10 so long as that portion of the aggregate principal amount thereof which exceeds the amount of reserves for such items does not exceed $3,000,000 at any one time outstanding;

               (p) Borrower and its Subsidiaries may acquire and own investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

               (q)  investments by Borrower in any of its Subsidiaries;

               (r) loans, advances or investments in existence on the date hereof (other than intercompany Debt) as described on Schedule 2, and extensions, renewals, modifications and restatements or replacements thereof, provided that no such extension, renewal, modification or restatement may (i) increase the amount of the original loan, advance or investment, or (ii) adversely effect the interest of the Lenders with respect to such original loan, advance or investment or the interest of the Lenders under this Agreement in any material respect;

               (s) investments by Borrower in capital stock of corporations that are not Subsidiaries of Borrower for the purpose or purposes of extending or continuing, in the areas of production, marketing, research and development and/or advertising, the frozen and non-frozen refrigerated food product lines of business currently engaged in by the Companies, provided that (i) no Default exists at the time of the investment or would result therefrom and (ii) such capital stock shall be represented by certificates issued to Borrower and shall be delivered in pledge to Agent, who will hold such certificates for the benefit of the Lenders pursuant to the terms of a Security Document. Notwithstanding anything in any Security Document to the contrary, the Agent shall release from pledge and redeliver such certificates to Borrower or its designee upon ten (10) days written notice from Borrower of its intention to sell such capital stock in a transaction which is not expressly prohibited by this Agreement;

               (t) Borrower's creation of and/or entry into partnership or joint venture agreements for the purpose or purposes of extending or continuing, the areas of the production, marketing, research and development and/or advertising, the frozen and non-frozen refrigerated food product lines of business currently engaged in by the Companies, provided that (i) the total capital investment of Borrower or any of its Subsidiaries in such partnerships or joint ventures shall not at any time exceed $5,000,000, (ii) no Default shall have occurred and be continuing or would result therefrom, and (iii) to the extent permitted by its organizational documents, Borrower's interest in such partnership or joint venture shall be pledge to Agent for the benefit of Lenders pursuant to the terms of a Security

          Document.   Notwithstanding anything in any Security Document to
          the contrary, the Agent shall release from any such pledge upon ten days written notice from Borrower of its intention to sell such interest in a transaction which is not expressly prohibited by this Agreement; and

               (u) In addition to the foregoing, Borrower and the Companies may make additional investments (which shall not be counted in the limitations set forth above) as follows:

                    (i) investments in an aggregate amount not to exceed $2,000,000 (at cost, without regard to any write-down or write-up thereof) at any one time outstanding;

                    (ii) the investment of net cash proceeds from dispositions of assets and Net Equity Proceeds not required to be applied to prepay the Loans pursuant to Section 3.2(d); and

                    (iii) the investment of Excess Cash Flow generated during prior fiscal years and not required to be applied to prepay the Loans pursuant to Section 3.2(d).

          9.9  Management Fees.  Except as permitted by Section 9.6, no
               ---------------
     Company may pay management fees to any  Affiliate.

          9.10  Sale of Assets.  Borrower may not and may not permit any
                --------------
     Company to sell, assign, lease, transfer or otherwise dispose of any of its assets, other than (a) sales or transfers of inventory in the ordinary course of business, (b) the sale, discount or transfer of delinquent accounts receivable in the ordinary course of business for purposes of collection, (c) occasional sales, leases or other dispositions of immaterial assets for consideration not less than fair market value, (d) sales, leases or other dispositions of assets that are obsolete, worn out, no longer useful in the Companies' business or have negligible fair market value, (e) sales of equipment for a fair and adequate consideration (but if replacement equipment is necessary for the proper operation of the business of the seller, the seller must promptly replace the sold equipment), (f) lease (as lessor) real or personal property, so long as the assets subject to any such lease are not necessary for the conduct of the Companies' business, (g) transfers of condemned property to the respective Tribunal that has condemned such property (whether by deed in lieu of condemnation or otherwise), and transfers of property that has been subject to a casualty to the respective insurer of such property as part of an insurance settlement, (h) licenses and sublicenses by any Company of software, trademarks or other Intellectual Property in the ordinary course of business and which do not materially interfere with the business of the Companies, (i) transfer or lease assets to or acquire or lease assets from any Company, (j) the sale, lease or other disposition of any other assets, provided that the aggregate net cash proceeds of all assets subject to sales or other dispositions pursuant to this clause (j) shall not exceed $5,000,000 in any fiscal year, and
     (k) sales, assignments, leases, transfers or dispositions by a Company to another Company if the transferee Company is organized under the laws of the United States or any state thereof and conducts its operations within the United States. Any sale of assets is subject to the mandatory prepayment provisions of Section 3.2.

          9.11  Acquisitions, Mergers and Dissolutions.  Except as provided
                --------------------------------------
     in this Section 9.11, Borrower may not and may not permit any Company to (a) acquire all or any substantial portion of stock issued by, interest in, or assets of, any other Person, (b) merge or consolidate with any other Person, or (c) liquidate, wind up or dissolve (or suffer any liquidation or dissolution). Any Company may merge or consolidate with another Company and the non-surviving entity may be liquidated, wound up or dissolved, provided that if Borrower is a party to such merger or consolidation, Borrower must be the surviving entity. Borrower may consummate the Acquisition and may acquire all or any substantial portion of stock issued by, interest in, or assets of, any other Person organized under the laws of the United States of America or any state thereof (the "Target"), and may form Subsidiaries for such purpose, if (i) at least 15 days before such acquisition, Borrower gives Agent a written description of the acquisition, including the funding sources and the total investment or purchase price, and a calculation on a pro forma basis (taking the acquisition into account) showing that no Default under Section 10 will occur as a result of such acquisition, together with a certificate from a Responsible Officer representing, in such capacity and not individually, to Agent and Lenders that the acquisition will not reasonably be expected to result in the occurrence of a Default within the four fiscal quarters after the date of the acquisition, (ii) the Target is aware of, and has not objected to, the acquisition, (iii) the Target is in the same or similar business as the Companies or a business reasonably related thereto, (iv) on a pro forma basis (taking the acquisition into account), there is not less than $13,000,000 of availability under the Revolving Credit Facility, and (v) the surviving entity of any merger or consolidation shall, concurrent with such merger or consolidation, execute a Guaranty of the Obligation and such other Security Documents as Agent reasonably deems necessary or appropriate for such surviving entity to pledge all of its material assets to secure the Obligation or its Guaranty of the Obligation.

          9.12  Assignment.  Except as permitted under Section 9.11,
                ----------
     Borrower may not and may not permit any Company to assign or transfer any of its Rights, or cause to be delegated its duties, or obligations under any of the Loan Papers, except that any Company may assign its Rights to any other Company.

          9.13  Fiscal Year and Accounting Methods.  Borrower may not and
                ----------------------------------
     may not permit any Company to change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP) without the prior consent of Agent, which consent shall not be unreasonably withheld or delayed.

          9.14  New Businesses.  Borrower may not and may not permit any
                --------------
     Company to engage in any business except the businesses in which they are presently engaged and any other reasonably related business.

          9.15  Government Regulations.  Borrower may not and may not
                ----------------------
     permit any Company to conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

     SECTION 10  FINANCIAL COVENANTS.  So long as Lenders are committed to
     ----------  -------------------
     fund Loans and Issuing Lender is committed to issue LCs under this Agreement, and thereafter until the Obligation is paid and performed in full, Borrower covenants and agrees as follows:

          10.1  Maximum Leverage Ratio.  As calculated as of the last day
                ----------------------
     of each fiscal quarter of the Companies, the Companies shall not permit the ratio of (a) the unpaid principal amount of Funded Debt of the Companies existing as of such last day to (b) EBITDA for the four fiscal quarters ending on such last day to exceed the following:




                                                                      Maximum
                                       Period                      Leverage Ratio
                   As of the last day of each fiscal quarter         4.25: 1.00
                   occurring after the Closing Date through and
                   including March 31, 1997


                   As of the last day of the fiscal quarters         4.00: 1.00
                   ending on June 30, 1997 and September 30,
                   1997

























                                                                      Maximum
                                       Period                      Leverage Ratio
                   As of the last day of the fiscal quarters         3.75: 1.00
                   ending on December 31, 1997 and March 31,
                   1998


                   As of the last day of the fiscal quarters         3.50: 1.00
                   ending on June 30, 1998 and September 30,
                   1998


                   As of the last day of the fiscal quarters         3.25: 1.00
                   ending on December 31, 1998 and March 31,
                   1999

                   As of the last day of the fiscal quarters         3.0: 1.00
                   ending on June 30, 1999 and September 30,
                   1999


                   As of the last day of each fiscal quarter         2.75: 1.00
                   occurring after September 30, 1999 through
                   and including September 30, 2000

                   As of the last day of each fiscal quarter         2.25: 1.00
                   occurring after September 30, 2000 through
                   and including September 30, 2001


                   As of the last day of each fiscal quarter         2.00: 1.00
                   occurring after September 30, 2001



          10.2  Minimum Fixed Charge Coverage Ratio.  As calculated as of
                -----------------------------------
     the last day of each fiscal quarter of the Companies, the Companies shall not permit the ratio of (a) Cash Flow for the four fiscal quarters ending on such last day to (b) Fixed Charges in such four fiscal quarters to be less than the following:



                                                                     Minimum
                                                                   Fixed Charge
                                       Period                        Coverage
                                                                      Ratio

                   As of the last day of each fiscal quarter      2.00 to 1.00
                   occurring after the Closing Date through and
                   including September 30, 1997:

                   As of the last day of each fiscal quarter      1.70 to 1.00
                   commencing with October 1, 1997 through and
                   including September 30, 1998:





















                                                                     Minimum
                                                                   Fixed Charge
                                       Period                        Coverage
                                                                      Ratio
                   As of the last day of each fiscal quarter      1.35 to 1.00
                   occurring after September 30, 1998 through
                   and including September 30, 2000:


                   As of the last day of each fiscal quarter      1.15 to 1.00
                   occurring after September 30, 2000 through
                   and including December 31, 2001:

                   As of the last day of each fiscal quarter      1.00 to 1.00
                   occurring after December 31, 2001:



          10.3  Minimum Net Worth.  Borrower shall not permit the Net Worth
                -----------------
     (as at the end of each fiscal quarter) of the Companies to be less than the sum of (a) 90% of Borrower's consolidated Net Worth as of December 31, 1996, as set out in the Financial Statements for the fiscal year ending on such date and delivered in accordance with
     Section 8.1(a), plus (b) 60% of the Companies' net consolidated positive net income earned in 1997 (unadjusted for net consolidated losses), minus (c) any tax affected non-cash charges for non-recurring items which arise from, or directly or indirectly relate to, any acquisition permitted under Section 9.11 which is consummated on or before December 31, 1997, plus (d) 75% of the Companies' net consolidated positive net income (unadjusted for net consolidated losses) earned after December 31, 1997, plus (e) 75% of any addition to paid in capital after the Closing Date (other than as a result of the exercise of options or similar instruments issued pursuant to an employee benefit plan or as a result of any reissuance of Borrower common stock to directors, executive officers, members of management or employees, provided that the aggregate amount of such exclusions from paid in capital may not exceed $2,000,000 in any fiscal year of Borrower).

          10.4  Capital Expenditures.  Except as provided in this Section
                --------------------
     10.4, Borrower shall not permit Capital Expenditures in any fiscal year to exceed the amount set out in the appropriate intersection in the following table:



                            Year               Capital Expenditures

                            1997                   $20,000,000
                            1998                   $20,000,000
                            1999                   $16,000,000
                            2000                   $14,000,000
                            2001                   $14,000,000
                            2002                   $14,000,000






















     Notwithstanding anything to the contrary in this Agreement, to the extent that the aggregate amount of Capital Expenditures made by the Companies in any fiscal year is less than the amount set out in this
     Section 10.4, 50% of the amount of such difference may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (and the first Capital Expenditures made in any fiscal year shall be deemed to be expenditures of the amount carried forward from the prior fiscal year, if any). Capital Expenditures made using proceeds which were not required to be prepaid on the Term Loan pursuant to Section 3.2(d)(i)(D) and (E) shall not be subject to the limitations imposed on Capital Expenditures under this
     Section 10.4.

     SECTION 11  DEFAULT.  The term "Default" means the occurrence of any
     ----------  -------
     one or more of the following events:

          11.1  Payment of Obligation.  The failure or refusal of any
                ---------------------
     Company to pay (a) any principal payment contemplated by Section 3.2(b) of this Agreement or any amount in respect of its reimbursement obligations in connection with any drawing under an LC after such payment becomes due and payable hereunder, (b) any principal payment (other than those contemplated by Section 3.2(b)), interest payment contemplated to be made hereunder, or fees payable under Section 4, within 3 Business Days after the due date, and (c) any other amount contemplated to be paid hereunder in respect of fees, costs, expenses or indemnities within 10 Business Days after demand therefor by Agent.

          11.2  Covenants.  The failure of any Company to punctually and
                ---------
     properly perform, observe, and comply with:

               (a) Any covenant or agreement contained in Section 2.3(h) or Sections 8.2, 8.9, 9 and 10; or

               (b) Any covenant or agreement contained in Sections 8.1, 8.3, 8.4, 8.7, 8.10, 8.11, 8.12, 8.13 and 8.14, and failure continues for 10 days after the first to occur of (i) a Responsible Officer knows of or (ii) Borrower receives notice from Agent of, such failure; or

               (c) Any other covenant or agreement or condition applicable to it contained in any Loan Paper (other than the covenants to pay the Obligation and the covenants in clauses (a) or (b) preceding), and failure continues for 30 days after the first to occur of (i) a Responsible Officer knows of or (ii) Borrower receives notice from Agent of, such failure.

          11.3  Debtor Relief.  Any Company (a) is not Solvent, (b) fails
                -------------
     to pay its Debts generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law,
     (d) involuntarily becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the Rights of Agent or any Lender granted in the Loan Papers and (i) the petition is not controverted within 10 Business Days and is not dismissed within 60 days, or (ii) an order for relief is entered under Title 11 of the United States Code.

          11.4  Judgments and Attachments.  Any Company fails, within 60
                -------------------------
     days after entry, to stay, pay, bond or otherwise vacate or discharge any (a) judgment or order for the payment of money (individually or collectively outstanding on any date), the uninsured portion of which exceeds $2,500,000, or (b) warrant of attachment, sequestration or similar proceeding against any Company's assets having a value (individually or collectively outstanding on any date) the uninsured portion of which exceeds $2,500,000.

          11.5  Government Action.  (a) A final non-appealable order is
                -----------------
     issued by any Tribunal (including, but not limited to, the United States Justice Department) seeking to cause any Company to divest a significant portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation or similar Laws, or (b) any Tribunal condemns, seizes or otherwise appropriates, or takes custody or control of any assets of any Company unless such action is not a Material Adverse Event.

          11.6  Misrepresentation.  Any material representation or warranty
                -----------------
     made by any Company contained in any Loan Paper (other than those made as of a specified date and which were true and correct when made) at any time proves to have been incorrect in any material respect when made.

          11.7  Ownership of Other Companies.  Borrower fails to own,
                ----------------------------
     beneficially and of record, with power to vote, 100% of the issued and outstanding shares of capital stock of any other Company.

          11.8  Default Under Other Agreements.  (a) Any default exists
                ------------------------------
     under any agreement (other than payables arising in the ordinary course of business and Subordinated Debt) to which a Company is a party, the effect of which is to permit any Person (other than a Company) to cause an amount to become due and payable by any Company before its stated maturity and such amount, if accelerated, would result in a Material Adverse Event, (b) any Debt in excess (individually or collectively) of

     $5,000,000 is declared to be due and payable or required to be prepaid by any Company before its stated maturity, or (c) any Company fails to pay when due (after lapse of any applicable grace period) any payment in respect of Debt in excess (individually or collectively) of $5,000,000.

          11.9  LCs.  Agent is served with, or becomes subject to, a court
                ---
     order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and a drawing has occurred under the LC and Borrower has refused to reimburse Agent for payment.

          11.10  Validity and Enforceability of Loan Papers.  Except in
                 ------------------------------------------
     accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Paper at any time after its execution and delivery ceases to be in full force and effect in any material respect (and Borrower does not cure such event to Agent's reasonable satisfaction within 10 days after Agent's written notice to Borrower of such cessation) or is declared by a Tribunal to be null and void or its validity or enforceability is contested by any Company party thereto or any Company denies that it has any further liability or obligations under any Loan Paper to which it is a party. If the validity or enforceability of any Loan Paper is contested in any proceeding to which no Company is a party, Borrower may participate in such Litigation for the purpose of defending the validity or enforceability of the Loan Paper.

          11.11  Change of Control.  There shall occur a Change of Control
                 -----------------
     Event.

          11.12  SEC Reporting Requirements.  Borrower fails to comply with
                 --------------------------
     any reporting requirements of the Securities Exchange Act of 1934, as amended, for which the failure to report would constitute a Material Adverse Event.

          11.13  Financial Hedges.  Any Company breaches any provision of
                 ----------------
     any Financial Hedge and the breach is not cured within any applicable grace period.

     SECTION 12  RIGHTS AND REMEDIES.
     ----------  -------------------
          12.1  Remedies Upon Default.
                ---------------------
               (a) If a Default exists under Section 11.3, the commitment to extend credit and issue LCs under this Agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever, and

          Borrower must provide cash collateral in an amount equal to the then-existing LC Exposure.

               (b) If a Default occurs and is continuing, subject to the terms of Section 13.5(b), Agent may (with the consent of, and must, upon the request of, Required Lenders), do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable;
          (ii) terminate the commitments of Lenders to extend credit or to continue or convert any Loan under this Agreement; (iii) reduce any claim to judgment; (iv) to the extent permitted by Law, exercise (or request each Lender to, and each Lender is entitled to, exercise) the Rights of offset or banker's Lien against the interest of any Company in and to every account (other than trust accounts held for the benefit of third parties and so designated) and other property of any Company that are in the possession of Agent or any Lender to the extent of the full amount of the Obligation (and to the extent permitted by Law, each Company is deemed directly obligated to each Lender in the full amount of the Obligation for this purpose); (v) demand Borrower to provide cash collateral in an amount equal to the LC Exposure then existing; and (vi) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of Texas, or any other applicable jurisdiction.

               (c) If, in reliance on Section 13.5(b), Agent refuses to take any action under Section 12.1(b) at the request of Required Lenders, then Required Lenders may take that action.

          12.2  Company Waivers.  To the extent permitted by Law, each
                ---------------
     Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

          12.3  Performance by Agent.  If any covenant, duty or agreement
                --------------------
     of any Company is not performed in accordance with the terms of the Loan Papers, Agent may, while a Default exists, at its option (but subject to the approval of Required Lenders), perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Agent in its performance or attempted performance is payable by the Companies, jointly and severally, to Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Agent's expenditure until paid). However, neither Agent nor any Lender assumes or shall have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of any Company.

          12.4  Not in Control.  None of the covenants or other provisions
                --------------
     contained in any Loan Paper shall, or shall be deemed to, give Agent or Lenders the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Company; the power of Agent and Lenders is limited to the Right to exercise the remedies provided in this Section 12.

          12.5  Course of Dealing.  The acceptance by Agent or Lenders of
                -----------------
     any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Agent, Required Lenders or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Agent, Required Lenders or Lenders in exercising any Right under the Loan Papers will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Papers or otherwise.

          12.6  Cumulative Rights.  All Rights available to Agent, Required
                -----------------
     Lenders, and Lenders under the Loan Papers are cumulative of and in addition to all other Rights granted to Agent, Required Lenders, and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Agent, Required Lenders, or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Papers.

          12.7  Application of Proceeds.  Any and all proceeds ever
                -----------------------
     received by Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.11.

          12.8  Diminution in Value of Collateral.  Neither Agent nor any
                ---------------------------------
     Lender has any liability or responsibility whatsoever for any diminution in or loss of value of any collateral now or hereafter securing payment or performance of all or any part of the Obligation (other than diminution in or loss of value caused by its gross negligence or willful misconduct).

          12.9  Certain Proceedings.  Borrower will promptly execute and
                -------------------
     deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Agent or Required Lenders reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Papers. Because Borrower agrees that Agent's and Required Lenders' remedies at Law for failure of Borrower to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this paragraph may be specifically enforced.

     SECTION 13  AGREEMENT AMONG LENDERS.
     ----------  -----------------------
          13.1  Agent.
                -----
               (a) Each Lender appoints Agent (and Agent accepts appointment) as its nominee and agent, in its name and on its behalf: (i) to act as its nominee and on its behalf in and under all Loan Papers; (ii) to arrange the means whereby its funds are to be made available to Borrower under the Loan Papers; (iii) to take any action that it properly requests under the Loan Papers (subject to the concurrence of other Lenders as may be required under the Loan Papers); (iv) to receive all documents and items to be furnished to it under the Loan Papers; (v) to be the secured party, mortgagee, beneficiary, recipient and similar party in respect of any collateral for the benefit of Lenders;
          (vi) to promptly distribute to it all material information, requests, documents and items received from Borrower under the Loan Papers; (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Papers; and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from it. However, Agent may not be required to take any action that exposes it to personal liability or that is contrary to any Loan Paper or applicable Law.

               (b) If the initial or any successor Agent ever ceases to be a party to this Agreement or if the initial or any successor Agent ever resigns (whether voluntarily or at the request of Required Lenders), then Required Lenders shall appoint the successor Agent from among the Lenders (other than the resigning Agent). If Required Lenders fail to appoint a successor Agent within 30 days after the resigning Agent has given notice of resignation or Required Lenders have removed the resigning Agent, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which must be a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Agent, the successor Agent succeeds to and becomes vested with all of the Rights of the prior Agent, and the prior Agent is discharged from its duties and obligations of Agent under the Loan Papers and each Lender shall execute such documents as any Lender, the resigning or removed Agent, or the successor Agent reasonably request to reflect the change. After any Agent's resignation or removal as Agent under the Loan Papers, the provisions of this Section 13 inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Papers.

               (c) Agent, in its capacity as a Lender, has the same Rights under the Loan Papers as any other Lender and may exercise those Rights as if it were not acting as Agent; the term "Lender" shall, unless the context otherwise indicates, include Agent; and Agent's resignation or removal shall not impair or otherwise affect any Rights that it has or may have in its capacity as an individual Lender. Each Lender and Borrower agree that Agent is not a fiduciary for Lenders or for Borrower but simply is acting in the capacity described in this Agreement to alleviate administrative burdens for Borrower and Lenders, that Agent has no duties or responsibilities to Lenders or Borrower except those expressly set forth in the Loan Papers, and that Agent in its capacity as a Lender has all Rights of any other Lender.

               (d) Agent may now or hereafter be engaged in one or more loan, letter of credit, leasing or other financing transactions with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (collectively, the "other activities") not the subject of the Loan Papers. Without limiting the Rights of Lenders specifically set forth in the Loan Papers, Agent is not responsible to account to Lenders for those other activities, and no Lender shall have any interest in any other activities, any present or future guaranties by or for the account of Borrower that are not contemplated or included in the Loan Papers, any present or future offset exercised by Agent in respect of those other activities, any present or future property taken as security for any of those other activities, or any property now or hereafter in Agent's possession or control that may be or become security for the obligations of Borrower arising under the Loan Papers by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by Agent to reduce the Obligation, then each Lender is entitled to share ratably in the application as provided in the Loan Papers).

          13.2  Expenses.  Each Lender shall pay its Pro Rata Part (based
                --------
     on the total Facilities) of any reasonable expenses (including, without limitation, court costs, reasonable attorneys' fees and other costs of collection) incurred by Agent (while acting in such capacity) in connection with any of the Loan Papers if Agent is not reimbursed from other sources within 30 days after incurrence. Each Lender is entitled to receive its Pro Rata Part (based on the total Facilities) of any reimbursement that it makes to Agent if Agent is subsequently reimbursed from other sources.

          13.3  Proportionate Absorption of Losses.  Except as otherwise
                ----------------------------------
     provided in the Loan Papers, nothing in the Loan Papers gives any Lender any advantage over any other Lender insofar as the Obligation is concerned or to relieve any Lender from absorbing its Pro Rata Part of any losses sustained with respect to any portion of the Obligation in which it participates (except to the extent unilateral actions or inactions by any Lender result in Borrower or any other obligor on the Obligation having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of that Lender's portion of the Obligation).

          13.4  Delegation of Duties; Reliance.  Lenders may perform any of
                ------------------------------
     their duties or exercise any of their Rights under the Loan Papers by or through Agent, and Lenders and Agent may perform any of their duties or exercise any of their Rights under the Loan Papers by or through their respective Representatives. Agent, Lenders and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Agent or that Lender (but nothing in this clause (a) permits Agent to rely on (i) oral statements if a writing is required by this Agreement or (ii) any other writing if a specific writing is required by this Agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its portion of the Principal Debt for all purposes until, subject to Section 14.12, written notice of the assignment or transfer is given to and received by Agent (and any request, authorization, consent or approval of any Lender is conclusive and binding on each subsequent holder, assignee or transferee of or Participant in that Lender's portion of the Principal Debt until that notice is given and received), (c) are not deemed to have notice of the occurrence of a Default unless a responsible officer of Agent, who handles matters associated with the Loan Papers and transactions thereunder, has actual knowledge or Agent has been notified by a Lender or Borrower, and (d) are entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Agent and are not liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of counsel, accountants, or experts.

          13.5  Limitation of Agent's Liability.
                -------------------------------
               (a) Neither Agent nor any of its Affiliates, Representatives, successors or assigns will be liable for any action taken or omitted to be taken by it or them under the Loan Papers in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Papers or be responsible for the consequences of any error of judgment (except for fraud, gross negligence or willful misconduct), and none of them has a fiduciary relationship with any Lender by virtue of the Loan Papers (but nothing in this Agreement negates the obligation of Agent to account for funds received by it for the account of any Lender).

               (b) Unless indemnified to its satisfaction, Agent may not be compelled to do any act under the Loan Papers or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Papers. If Agent requests instructions from Lenders, or Required Lenders, as the case may be, with respect to any act or action in connection with any Loan Paper, Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability or that is contrary to any Loan Paper or applicable Law. Without limiting the generality of the foregoing, no Lender has any right of action against Agent as a result of Agent's acting or refraining from acting under this Agreement in accordance with instructions of Required Lenders, or, if unanimity is required, in accordance with instructions of all Lenders.

               (c) Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Agent in respect of, (i) the creditworthiness of any Company and the risks involved to that Lender, (ii) the effectiveness, enforceability, genuineness, validity or due execution of any Loan Paper (other than by Agent), (iii) any representation, warranty, document, certificate, report or statement made therein (other than by Agent) or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral now or hereafter securing the Obligation or the existence, priority or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Loan Paper, or (v) the observance of or compliance with any of the terms, covenants or conditions of any Loan Paper on the part of any Company. Each Lender Agrees To Indemnify Agent And Its Affiliates And Representatives And Successors And Assigns And Hold Them Harmless From And Against (But Limited To Such Lender's Pro Rata Part Of) Any And All Liabilities, Obligations, Losses, Damages, Penalties, Actions, Judgments, Suits, Costs, Reasonable Expenses And Reasonable Disbursements Of Any Kind Or Nature Whatsoever That May Be Imposed On, Asserted Against, Or Incurred By Them In Any Way Relating To Or Arising Out Of The Loan Papers Or Any Action Taken Or Omitted By Them Under The Loan Papers If Agent And Its Representatives Are Not Reimbursed For Such Amounts By Any Company. Although Agent And Its Representatives Have The Right To Be Indemnified Under This Agreement For Its Or Their Own Ordinary Negligence, Agent And Its Representatives Do Not Have The Right To Be Indemnified Under This Agreement For Its Or Their Own Fraud, Gross Negligence Or Willful Misconduct.

          13.6  Default; Collateral.  If Agent receives notice of a Default
                -------------------
     from Borrower or any Lender, Agent shall notify Lenders of such Default and Lenders agree to promptly confer in order that Required Lenders or all Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders and Agent is entitled to refrain from taking any action (without incurring any liability to any Person for so refraining), unless and until it has received instructions from Required Lenders. In actions with respect to any property of Borrower, Agent is acting for the ratable benefit of each Lender. Agent shall hold, for the ratable benefit of all Lenders, any security it receives for the Obligation or any guaranty of the Obligation it receives upon or in lieu of foreclosure.

          13.7  Limitation of Liability.  No Lender or any Participant will
                -----------------------
     incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

          13.8  Relationship of Lenders.  The Loan Papers, and the
                -----------------------
     documents delivered in connection therewith, do not create a partnership or joint venture among Agent and Lenders or among Lenders.

          13.9  Collateral Matters.
                ------------------
               (a) Each Lender authorizes and directs Agent to enter into the Security Documents for the ratable benefit of Lenders. Each Lender agrees that any action taken by Agent concerning any Collateral with the consent of, or at the request of, Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the other Loan Papers, and the exercise by Agent (with the consent of, or at the request of, Required Lenders) of powers concerning the Collateral set forth in any Loan Paper, together with other reasonably incidental powers, shall be authorized and binding upon all Lenders.

               (b) Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time before a Default or Potential Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Lender Liens upon the Collateral granted by the Security Documents.

               (c) Agent has no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Company or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent for the benefit of Lenders under the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority.

               (d) Agent shall exercise the same care and prudent judgment with respect to the Collateral and the Security Documents as it normally and customarily exercises in respect of similar collateral and security documents.

               (e) Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lender Lien upon any Collateral (A) upon full payment of the Obligation; (B) constituting property being sold or disposed of as permitted under Section 9.10, if Agent determines that the property being sold or disposed is being sold or disposed in accordance with the requirements and limitations of Section 9.10 and Agent concurrently receives all mandatory prepayments with respect thereto, if any, in accordance with Section 3.2; (C) constituting property in which no Company owned any interest at the time the Lender Lien was granted or at any time thereafter;
          (D) constituting property leased to any Company under a lease that has expired or been terminated in a transaction permitted under this Agreement or is about to expire and that has not been, and is not intended by that Company to be, renewed; (E) consisting of an instrument evidencing Debt pledged to Agent (for the benefit of Lenders), if the Debt evidenced thereby has been paid in full; (F) in accordance with Section 9.8(s) and (t); or
          (G) if approved, authorized or ratified in writing by Required Lenders, subject to Section 14.10(b)(vi), (ii) to receive on behalf of each of the Lenders and the Issuing Lender any payment of principal, interest, fees or other amounts paid pursuant to this Agreement or the other Loan Papers and to distribute to each Lender its share of all payments so received as provided in this Agreement, (iii) to receive all documents and items to be furnished under the Loan Papers, (iv) to execute and deliver to the Companies and other Persons, all requests, demands, approvals, notices, and consents received from the Lenders or the Issuing Lender, and (v) to take such other actions as may be required by Required Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral under this Section 13.9(e).

          13.10  Benefits of Agreement.  None of the provisions of this
                 ---------------------
     Section 13 inure to the benefit of any Company or any other Person other than Agent and Lenders; consequently, no Company or any other Person is entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Agent or any Lender to comply with these provisions.

     SECTION 14  MISCELLANEOUS.
     ----------  -------------
          14.1  Headings; Schedules and Exhibits.  The headings, captions
                --------------------------------
     and arrangements used in any of the Loan Papers are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Papers, or affect the meaning thereof. All references in this Agreement to Schedules and Exhibits shall refer to the Schedules and Exhibits attached to this Agreement.

          14.2  Nonbusiness Days; Time.  Any payment or action that is due
                ----------------------
     under any Loan Paper on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR Loan, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day. Unless otherwise indicated, all time references (e.g., 10:00 a.m.) are to Dallas, Texas time.

          14.3  Communications.  Unless otherwise specifically provided,
                --------------
     whenever any Loan Paper requires or permits any consent, approval, notice, request, demand or other communication from one party to another, communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given
     (a) if by telex, when transmitted to the appropriate telex number and the appropriate answerback is received, (b) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the telecopy shall be deemed to have been delivered), (c) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified mail, return receipt requested, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party to a Loan Paper is set forth on
     Schedule 1.

          14.4  Form and Number of Documents.  The form, substance, and
                ----------------------------
     number of counterparts of each writing to be furnished under the Loan Papers must be reasonably satisfactory to Agent and its counsel.

          14.5  Exceptions to Covenants.  Borrower may not and may not
                -----------------------
     permit any Company to take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Paper if that action or omission would result in the breach of any other covenant contained in this Agreement.

          14.6  Survival.  All covenants, agreements, undertakings,
                --------
     representations and warranties made in any of the Loan Papers survive all closings under the Loan Papers and, except as otherwise indicated, are not affected by any investigation made by any party.

          14.7  Governing Law.  Except as expressly provided in a Loan
                -------------
     Paper, the Laws (other than conflict-of-laws provisions) of the State of Texas and of the United States of America govern the Rights and duties of the parties to the Loan Papers and the validity, construction, enforcement and interpretation of the Loan Papers.

          14.8  Invalid Provisions.  Any provision in any Loan Paper held
                ------------------
     to be illegal, invalid or unenforceable is fully severable; the appropriate Loan Paper shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Agent, Lenders, and each Company party to the affected Loan Paper agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable. However, if the provision held to be illegal, invalid or unenforceable is a material part of this Agreement, such invalid, illegal or unenforceable provision shall be, to the extent permitted by Law, replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such illegal, invalid or unenforceable clause or provision as the context thereof would reasonably allow, so that such clause or provision would thereafter be legal, valid and enforceable.

          14.9  Venue; Service of Process; Jury Trial. EACH PARTY TO ANY
                -------------------------------------
     LOAN PAPER, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS (AND IN THE CASE OF BORROWER, FOR EACH OTHER COMPANY), (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS, (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN PAPERS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF DALLAS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM,
     (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, (e) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN PAPER ARISING OUT OF OR IN CONNECTION WITH THE LOAN PAPERS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS, AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN PAPER. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower (for itself and on behalf of each other Company) acknowledges that these waivers are a material inducement to Agent's and each Lender's agreement to enter into a business relationship, that Agent and each Lender has already relied on these waivers in entering into this Agreement, and that Agent and each Lender will continue to rely on each of these waivers in related future dealings. Borrower (for itself and on behalf of each other Company) further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. THE WAIVERS IN THIS
     SECTION 14.9 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN PAPER. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

          14.10  Amendments, Consents, Conflicts and Waivers.
                 -------------------------------------------
               (a) Unless otherwise specifically provided, (i) this Agreement may be amended only by an instrument in writing executed by Borrower, Agent and Required Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement, and (ii) the other Loan Papers may only be the subject of an amendment, modification or waiver that has been approved by Required Lenders and Borrower.

               (b) Any amendment to or consent or waiver under this Agreement or any other Loan Paper that purports to accomplish any of the following must be in writing executed by Borrower and Agent and executed (or approved, as the case may be) by each Lender (other than a Lender which has failed to remit its Pro Rata Part of a requested Loan that remains outstanding) directly affected thereby: (i) extend the due date or decrease the amount of any scheduled payment of the Obligation beyond the date specified in the Loan Papers; (ii) decrease any rate or amount of interest, fees or other sums payable to Lenders under this Agreement (except such reductions as are contemplated by this Agreement); (iii) change the definition of "Applicable Margin," "Applicable Percentage," "Commitment," "Revolving Credit Commitment," "Revolving Credit Commitment Usage," "Term Loan Commitment," "Term Loan Principal Debt," "Required Lenders," "Termination Date,""Revolving Credit Termination Date," "Term Loan Maturity Date," "Total Commitment Usage" or "Total Commitment"; (iv) increase or decrease any one or more Lenders' Commitments except as provided in this Agreement (it being understood that waivers of Defaults or Potential Defaults or waivers or modifications of conditions precedent or covenants shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender); (v) release (in whole or in part) or waive compliance with or amend any material provision of any Guaranty (excluding waivers or amendments to cure any ambiguity, omission, defect or inconsistency and waivers, amendments, or releases to comply with or facilitate (or conform to changed circumstances following) transactions permitted under Section
          9.10 or Section 9.11); (vi), except as permitted by Section 9.10 or Section 13.9(e), consent to the release of any portion of the Collateral under the Security Documents having a value equal to or greater than $2,500,000 (or if the value of such Collateral when added to the value of all other Collateral released during the immediately preceding 12 month period is equal to or greater than $2,500,000); (vii) change the provisions of Section 13 to the detriment of any Lender; (viii) change any provision requiring ratable distributions to Lenders; (ix) subject any Lender to a greater obligation than expressly provided in this Agreement; (x) change this clause (b) or any other matter specifically requiring the consent of all Lenders under this Agreement; or (xi) waive a Default under Section 11.1(a).

               (c) Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Paper is controlled by the terms and provisions of this Agreement.

               (d) No course of dealing or any failure or delay by Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Agent or any Lender under this Agreement operates as a waiver thereof. A waiver must be in writing and signed by Agent and Lenders (or Required Lenders, if permitted under this Agreement) to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

               (e) If, under clause (b) above, Lenders holding at least 66-2/3% of the Total Commitments and which comprise at least 66-2/3% of the Lenders consent to a proposed amendment, waiver or consent to any of the provisions of this Agreement, but all Lenders do not consent, then Borrower shall have the right (so long as all non-consenting Lenders are treated similarly) to either (i) replace each such non-consenting Lender with one or more Replacement Lenders pursuant to Section 3.20, provided that each such Replacement Lender consents to the proposed amendment, waiver or consent or
          (ii) terminate such Lender's Commitment under the Revolving Credit Facility and pay in full the portion of the Revolving Credit Principal Debt evidenced by such Commitment and pay in full such Lender's Commitment under the Term Loan, in each case in accordance with this Agreement. If a Lender is replaced under clause (i), such Lender's Commitment under the Term Loan and the Revolving Credit Facility shall be immediately replaced by Replacement Lenders (as defined in Section 3.20).

          14.11  Multiple Counterparts.  Each Loan Paper (other than the
                 ---------------------
     Notes) may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by Borrower, each Lender, and Agent. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Agent by each Lender, Agent and Borrower, or, in the case only of Lenders, when Agent has received telecopied, telexed or other evidence satisfactory to it that each Lender has executed and is delivering to Agent a counterpart of this Agreement.

          14.12  Successors and Assigns; Participations.
                 --------------------------------------
               (a) The Loan Papers bind and inure to the benefit of the parties thereto, any intended beneficiary thereof, and each of their respective successors and permitted assigns. No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation except as permitted by this Section 14.12.

               (b) Subject to the provisions of this section and in accordance with applicable Law, any Lender may, in the ordinary course of its business, at any time sell to one or more Persons (each a "Participant") participating interests in all or any part of its Rights and obligations under the Loan Papers. The selling Lender shall remain a "Lender" under this Agreement (and the Participant shall not constitute a "Lender" under this Agreement) and its obligations under this Agreement shall remain unchanged. The selling Lender shall remain solely responsible for the performance of its obligations under the Loan Papers and shall remain the holder of its share of the Principal Debt for all purposes under this Agreement. Borrower and Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender's Rights and obligations under the Loan Papers. Participants have no Rights under the Loan Papers, other than certain voting Rights as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Section 3 with respect to all participations in its part of the Obligation outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under Section 3 calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification or waiver of any Loan Paper, except to the extent the amendment, modification or waiver extends the due date for payment of any principal, interest or fees due under the Loan Papers, reduces the interest rate or the amount of principal or fees applicable to the Obligation (except reductions contemplated by this Agreement), or releases any Guaranty or all or substantially all of the Collateral, if any, for the Obligation (other than releases of collateral permitted by Section 13.9(e)). If a Participant is entitled to the benefits of Section 3 or a Lender grants Rights to its Participant to approve amendments to or waivers of the Loan Papers respecting the matters described in the previous sentence, then that Lender must include a voting mechanism in the relevant participation agreement whereby a majority of its portion of the Obligation (whether held by it or participated) shall control the vote for all of that Lender's portion of the Obligation. Except in the case of the sale of a participating interest to another Lender, the relevant participation agreement shall prohibit the Participant from transferring, pledging, assigning, selling participations in, or otherwise encumbering its portion of the Obligation.

               (c) Subject to the provisions of this section, any Lender may at any time, in the ordinary course of its business, (i) without the consent of Borrower or Agent, assign all or any part of its Rights and obligations under the Loan Papers to any of its Affiliates (each a "Purchaser") and (ii) upon the prior written consent (which will not be unreasonably withheld) of Agent, and (if no Default exists) Borrower, assign to any other Person that is not a business competitor of any Company (each of which is also a "Purchaser") all or any part (but if less than all, then not less than $5,000,000) of its Rights and obligations under the Loan Papers. In each case, the Purchaser shall assume those Rights and obligations under an assignment agreement substantially in the form of Exhibit H. An assignment under this Section 14.12(c) may include a ratable interest in the assigning Lender's Rights and obligations under either or both of the Revolving Credit Facility or the Term Loan. Upon (i) delivery of an executed copy of the assignment agreement to Borrower and Agent and the recordation thereof in the Register provided for in Section 14.12(e) and (ii) with respect to each assignment after the completion of the syndication described above, payment of a fee of $3,000 from the transferor to Agent, then from and after the assignment's effective date (which shall be after the date of delivery), the Purchaser shall for all purposes be a Lender party to this Agreement and shall have all the Rights and obligations of a Lender under this Agreement to the same extent as if it were an original party to this Agreement with commitments as set forth in the assignment agreement, and the transferor Lender shall be released from its obligations under this Agreement to a corresponding extent, and, except as provided in the following sentence, no further consent or action by Borrower, Lenders or Agent shall be required. Upon the consummation of any transfer to a Purchaser under this clause
          (c), the then-existing Schedule 1 shall automatically be deemed to reflect the name, address, and Commitment of such Purchaser, Agent shall deliver to Borrower and Lenders an amended Schedule 1 reflecting those changes, Borrower shall execute and deliver to each of the transferor Lender and the Purchaser a Note or Notes, as applicable, in the face amount of its Commitment or its respective Commitments under the Facilities following transfer, and, upon receipt of its new Note or Notes, as applicable, the transferor Lender shall return to Borrower the relevant Note or Notes previously delivered to it under this Agreement. A Purchaser is subject to all the provisions in this section as if it were a Lender signatory to this Agreement as of the date of this Agreement.

               (d) For avoidance of doubt, the parties to this Agreement acknowledge that the second sentence of Section 14.12(a) concerning assignments relates only to absolute assignments and that such provisions do not prohibit assignments creating security interests. Any Lender may at any time, without the consent of Borrower or Agent, assign all or any part of its Rights under the Loan Papers to a Federal Reserve Bank without releasing the transferor Lender from its obligations thereunder.

               (e) Agent shall maintain at its address on Schedule 1 a copy of each Lender assignment agreement delivered to it in accordance with the terms of Section 14.12(c) and a register for the recordation of the identity of the principal amount, Type and Interest Period of each Loan and the names, addresses and Commitments of each Lender from time to time (the "Register"). Agent will make reasonable efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary. The entries in the Register shall be conclusive in the absence of manifest error and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment by a Lender shall be effective unless it has been recorded in the Register.

          14.13  Discharge Only Upon Payment in Full; Reinstatement in
                 -----------------------------------------------------
     Certain Circumstances.  Each Company's obligations under the Loan
     ---------------------
     Papers remain in full force and effect until the Total Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Papers which by their terms expressly survive payment of the Obligation and termination of the Loan Papers). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower or any other obligor on the Obligation under any Loan Paper is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of each Company under the Loan Papers with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

          14.14  Confidentiality.  The Agent and each of the Lenders agree
                 ---------------
     to keep confidential any information concerning any Company (whether prepared by any Company, their Representatives or otherwise) which is furnished to the Agent and the Lenders by or on behalf of any Company in connection with any Loan Paper which (a) is not information previously provided by any Company to its creditors generally on a nonconfidential basis and (b) is clearly marked "confidential" or is otherwise specified to be confidential in writing at the time such information is delivered to Agent (the "Confidential Information") and agree not to provide such Confidential Information to anyone, except:

                    (i) to counsel and accountants retained by the Agent or any Lender; provided that the Agent and each Lender shall advise such counsel or accountants of the confidential nature of such material,

                    (ii) to the extent that such Confidential Information has been publicly disclosed,

                    (iii) to the extent that such Confidential Information has been obtained by the Agent or any Lender from any Person other than any Company or any other Person known by the Agent or any Lender to be bound by a confidentiality agreement with the Borrower,

                    (iv)  upon the order of any Tribunal,

                    (v) upon the request or demand of any federal or state bank regulatory authority and then, only to such authority,

                    (vi) upon the demand of any other regulatory agency or authority of competent jurisdiction (not covered by clause
               (iv) or (v) above) and then, only to such authority,

                    (vii) in connection with any Litigation involving the Agent or any Lender and disclosure of such Confidential Information is necessary as part of Agent's or Lenders' defense to such Litigation or as a part of its claim in such Litigation, or

                    (viii) to any actual or potential purchaser, participant, assignee or transferee (a "Transferee") of any Lender's claim or rights against any Company who signs a confidentiality agreement containing provisions substantially similar to those contained in this
               Section 14.14; provided that such Lender shall notify the Borrower in writing of the identity of such actual or potential Transferee three days prior to the delivery of such information.

          14.15  Entirety.  THIS AGREEMENT AND THE OTHER WRITTEN LOAN
                 --------
     PAPERS (EACH AS AMENDED IN WRITING FROM TIME TO TIME) EXECUTED BY ANY COMPANY, ANY LENDER OR AGENT REPRESENT THE FINAL AGREEMENT AMONG THE COMPANIES, LENDERS AND AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PAR-TIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.




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                           Signature page(s) follow.]

          EXECUTED as of the day and year first mentioned.


                                        THE MORNINGSTAR GROUP INC., a
                                        Delaware corporation, as Borrower


                                        By:
                                             ------------------------------
                                             Darron K. Ash
                                             Chief Financial Officer



                                        NATIONSBANK OF TEXAS, N.A., as
                                        Agent and sole initial Lender


                                        By:
                                             ------------------------------
                                             Bianca Hemmen
                                             Senior Vice President






















































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